As filed with the Securities and Exchange Commission on July 8, 2005

Registration No. 333-125803

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Trustreet Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

75-2687420

(I.R.S. Employer Identification No.)

450 South Orange Avenue

Orlando, Florida 32801

Telephone: (407) 540-2000

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Steven D. Shackelford

Chief Operating Officer and Chief Financial Officer

450 South Orange Avenue

Orlando, Florida 32801

Telephone: (407) 540-2000

(Name, address, including zip code and telephone number, including area code of agent for service)

Copies to:

John M. McDonald, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street, N.W.

Washington, D.C. 20037

(202) 663-8000

From time to time following the effective date of this Registration Statement.

(Approximate date of commencement of proposed sale of the securities to the public)

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act of 1933, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, the prospectus included herein also relates to Registration Statement No. 333-66371.

EXPLANATORY NOTE

This registration statement contains two prospectuses. One prospectus, which we refer to as the “Basic Prospectus,” covers the offering, issuance and sale of:

•	debt securities which may be either senior debt securities or subordinated debt securities;

•	shares of our preferred stock;

•	shares of our preferred stock represented by depositary shares; and/or

•	shares of our common stock.

A second prospectus, which we refer to as the “Sales Agreement Prospectus,” covers the offering, issuance and sale of shares of our common stock that may be issued and sold under a sales agreement that we have entered into with Cantor Fitzgerald & Co. The specific terms of the securities to be offered pursuant to the Basic Prospectus will be set forth in a prospectus supplement. The Sales Agreement Prospectus will be identical in all respects to the Basic Prospectus, except that the Sales Agreement Prospectus will contain a different cover page. The cover page to the Sales Agreement Prospectus follows the Basic Prospectus included herein.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 8, 2005

$700,000,000

Trustreet Properties, Inc.

Debt Securities, Preferred Stock, Depositary

Shares and Common Stock

We may from time to time offer, in one or more series, separately or together, the following:

•	debt securities which may be either senior debt securities or subordinated debt securities;

•	shares of our preferred stock;

•	shares of our preferred stock represented by depositary shares; and/or

•	shares of our common stock.

We will offer such securities at an aggregate initial public offering price of up to $700,000,000. Our common stock is listed on the New York Stock Exchange under the trading symbol “TSY” and our Series A and Series C Preferred Stock are listed on the NYSE under the trading symbols “TSY-PA” and “TSY-PC,” respectively.

We will offer our securities in amounts, at prices and on terms to be determined at the time we offer such securities. When we sell a particular series of securities, we will prepare a prospectus supplement describing the offering and the terms of that series of securities. Such terms may include limitations on direct or beneficial ownership and restrictions on transfer of our securities being offered that we believe are appropriate to preserve our status as a real estate investment trust for federal income tax purposes.

Please read this prospectus and the applicable prospectus supplement carefully before you invest.

You should carefully read and consider the “ Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may sell:

•	debt securities;

•	preferred stock;

•	preferred stock represented by depositary shares; and/or

•	common stock

either separately or in units, in one or more offerings. This prospectus provides you with a general description of those securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that particular securities offering.

The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

References to “we,” “us” or “our” refer to Trustreet Properties, Inc., or if the context otherwise requires, Trustreet Properties, Inc. and its direct or indirect subsidiaries. The term “you” refers to a prospective investor. We were formed through the combination in February 2005 of two REITs focused primarily on the restaurant industry, CNL Restaurant Properties, Inc., which we refer to as CNLRP, and U.S. Restaurant Properties, Inc., and 18 syndicated limited partnerships which owned primarily triple-net leased restaurant properties. We are managed by the senior management team that has led CNLRP for the past several years. The merger was accounted for using the purchase method of accounting, and CNLRP was treated as the acquiror for accounting purposes.

RISK FACTORS

This prospectus, any accompanying prospectus supplement, and documents that have been or will be filed with the SEC which are incorporated by reference into this prospectus may contain “forward-looking statements.” Forward-looking statements represent our expectations or beliefs, including, but not limited to, statements concerning industry performance and our results, operations, performance, financial condition, plans, growth and strategies, which include, without limitation:

•	statements concerning implementation of the combined company’s business plan following the merger of CNL Restaurant Properties, Inc. and U.S. Restaurant Properties, Inc.;

•	statements concerning the combined company’s financial performance following the mergers;

•	statements concerning the combined company’s anticipated dividend policy following the mergers;

•	statements concerning the anticipated financial and other benefits of the mergers;

•	statements concerning the operating efficiencies or synergies, competitive positions and growth opportunities expected to be achieved following the mergers;

•	statements concerning the market for the combined company’s common stock and preferred stock following the mergers; and

•	statements preceded or followed by or that include the words “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue” or the negative thereof or other variations or comparable terminology.

Potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the matters discussed in our Current Report on Form 8-K filed with the SEC on June 13, 2005 or in any prospectus supplements to this registration statement.

Any statements contained in this prospectus or any document incorporated herein by reference that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond our control. Actual results may differ materially depending on a variety of important factors, many of which are also beyond our control. These factors include:

•	changes in general economic conditions;

•	general risks affecting the restaurant industry (including, without limitation, any disruption in the supply or quality of ingredients, the availability of labor, and the continued demand for restaurant dining);

•	availability of financing opportunities on favorable terms, or insufficient cash flow from operations or access to attractive capital to fund existing operations or to fund new acquisitions and developments;

•	changes in interest rates;

•	the ability of our tenants and borrowers to make payments under their agreements with us;

•	our ability to refinance existing financial obligations on favorable terms;

•	our ability to locate suitable tenants for our vacant properties and those properties that become vacant and similarly resolve any mortgage loan delinquencies;

•	possible adverse changes in tax and environmental laws, as well as the impact of newly adopted accounting principles on our accounting policies and on period-to-period comparisons of financial results;

•	risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended;

•	our ability to effect an integration of recently merged properties and operations; and

•	our ability to sell mortgage loans or net lease properties on a favorable and timely basis.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document that we have filed at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are available to the public at the SEC’s Internet site at www.sec.gov which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “TSY.” You may inspect our reports, proxy statements and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement (of which this prospectus is a part) on Form S-3 under the Securities Act of 1933, as amended, with respect to our securities. This prospectus does not contain all of the information set forth in the registration statement, including the exhibits and schedules thereto, certain parts of which are omitted as permitted by the rules and regulations of the SEC.

We are incorporating by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. We incorporate by reference the documents listed below which we have filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended. We do not incorporate by reference any document or portion thereof “furnished” to the SEC, unless included in the list below.

•	U.S. Restaurant Properties, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on February 24, 2005.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed with the SEC on May 10, 2005.

•	Our Current Report on Form 8-K, dated January 5, 2005 and filed with the SEC on January 11, 2005.

•	Our Three Current Reports on Form 8-K, dated February 22, 2005, February 24, 2005 and February 24, 2005, respectively, and filed with the SEC on February 25, 2005.

•	Our Current Report on Form 8-K, dated February 25, 2005 and filed with the SEC on March 3, 2005, as amended by the Current Report on Form 8-K/A, dated February 25, 2005 and filed with the SEC on March 4, 2005.

•	Our Current Report on Form 8-K, dated March 4, 2005 and filed with the SEC on March 7, 2005.

•	Our Current Report on Form 8-K/A dated February 25, 2005 and filed with the SEC on March 8, 2005.

•	Our Current Report on Form 8-K, dated March 4, 2005 and filed with the SEC on March 10, 2005.

•	Our Current Report on Form 8-K, dated March 11, 2005 and filed with the SEC on March 14, 2005.

•	Our Current Report on Form 8-K, dated March 23, 2005 and filed with the SEC on March 28, 2005.

•	Our Current Report on Form 8-K, dated April 8, 2005 and filed with the SEC on April 13, 2005.

•	Our Current Report on Form 8-K, dated April 27, 2005 and filed with the SEC on May 3, 2005.

•	Our Current Report on Form 8-K, dated June 6, 2005 and filed with the SEC on June 6, 2005.

•	Our Current Report on Form 8-K/A, dated June 6, 2005 and filed with the SEC on June 6, 2005.

•	Our Current Report on Form 8-K/A, dated March 4, 2005 and filed with the SEC on June 13, 2005.

•	Our Current Report on Form 8-K, dated June 13, 2005 and filed with the SEC on June 13, 2005.

•	Our Current Report on Form 8-K, dated June 13, 2005 and filed with the SEC on June 14, 2005.

•	The description of our common stock contained in the Registration Statement on Form 8-A, filed with the SEC on June 13, 1997.

All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of the initial registration statement and prior to the effectiveness of this registration statement, and any filings made from the date of this prospectus until we sell all of the securities under this prospectus, as supplemented, shall be deemed to be incorporated by reference in this prospectus and will be part of the prospectus from the date we file that document. Any information in that document that is meant to supersede or modify any existing statement in this prospectus will so supersede or modify the statement as appropriate.

You may request a copy of any or all of the documents incorporated by reference in this prospectus, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents), at no cost, by writing or telephoning our offices at the following address:

Trustreet Properties, Inc.

450 South Orange Avenue

Orlando, Florida 32801

Attention: Investor Relations

(Telephone number: (407) 540-2000)

TRUSTREET PROPERTIES, INC.

We are the largest publicly traded REIT in the United States focused primarily on the restaurant industry. We are a fully integrated, self-advised REIT whose principal business is acquiring, owning, leasing and servicing restaurant properties under a triple-net lease structure.

We had approximately $2.6 billion in assets as of March 31, 2005. Our portfolio is geographically diverse and consists primarily of triple-net leases with operators of well-known national and regional restaurant concepts. We own over 1,800 properties and have a servicing portfolio of approximately an additional 900 properties, representing approximately 220 total concepts operated by approximately 550 different franchisors and franchisees in 49 states.

The largest concepts within our portfolio are Golden Corral, Burger King, Jack in the Box, Arby’s, International House of Pancakes, Captain D’s, Bennigan’s, Wendy’s, Denny’s and Applebee’s Restaurant. Our owned properties include 106 service station properties, most of which include convenience stores.

We focus on the “quick service” and “casual dining” restaurant segments of the restaurant industry as we believe these provide generally more stable and consistent revenue streams within the larger restaurant industry. We acquire, own, lease and service restaurant properties under a triple-net lease structure where tenants are responsible for property operating costs, including property taxes, insurance and maintenance. Our triple-net lease strategy is designed to provide us with a long term, growing and predictable stream of income while minimizing the impact and volatility of ongoing property operating costs. We also continue to provide advisory and other financial services to the restaurant industry and maintain an active investment property sales program.

Our principal office is located at 450 South Orange Avenue, Orlando, Florida 32801 and our telephone number is (407) 540-2000.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities for:

•	repayment of debt;

•	acquisition of additional properties;

•	redemption or repurchase of any preferred stock or debt outstanding; and

•	working capital and general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our consolidated ratio of earnings to fixed charges was 1.34 for the three months ended March 31, 2004 and 1.23, 1.20, and 1.47 for the years December 31, 2004, 2003 and 2002, respectively. On a historical basis earnings were insufficient to cover fixed charges for the three months ended March 31, 2005 by $0.2 million, for the year ended December 31, 2001 by $12.8 million and for the year ended December 31, 2000 by $7.3 million. Our proforma consolidated ratio of earnings to fixed charges was 1.18 for the year ended December 31, 2004. On a pro forma basis earnings were insufficient to cover fixed charges by $7.7 million for the three months ended March 31, 2005.

For purposes of calculating the ratio of earnings to fixed charges, (i) earnings is defined as pre-tax income (loss) from continuing operations before minority interest in income of consolidated joint ventures, equity in earnings of unconsolidated joint ventures and cumulative effect of accounting change plus fixed charges and (ii) fixed charges is defined as interest expense (including capitalized interest and amortization of debt issuance costs from continuing and discontinued operations) and the portion of operating rental expense which management believes is representative of the interest component of rent expense.

Our consolidated ratio of earnings to combined fixed charges and preferred stock dividends was 1.34 for the three months ended March 31, 2004 and 1.23, 1.20 and 1.47 for the years December 31, 2004, 2003 and 2002, respectively. On a historical basis earnings were insufficient to cover the combined fixed charges and preferred stock dividends for the three months ended March 31, 2005 by $3.1 million, for the year ended December 31, 2001 by $12.8 million and for the year ended December 31, 2000 by $7.3 million. Our proforma consolidated ratio of earnings to combined fixed charges and preferred stock dividends was 1.07 for the year ended December 31, 2004. On a pro forma basis earnings were insufficient to cover fixed charges and preferred stock dividends by $10.6 million for the three months ended March 31, 2005.

For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividend, (i) earnings is defined as pre-tax income (loss) from continuing operations before minority interest in income of consolidated joint ventures, equity in earnings of unconsolidated joint ventures and cumulative effect of accounting change plus fixed charges less the preferred dividend requirement and (ii) fixed charges is defined as (a) interest expense (including capitalized interest and amortization of debt issuance costs from continuing and discontinued operations), (b) the portion of operating rental expense which management believes is representative of the interest component of rent expense and (c) the preferred dividend requirement.

DESCRIPTION OF COMMON STOCK

Authorized Stock

Under our charter, we have the authority to issue 800 million shares of capital stock, par value $0.001 per share, with 300 million of these shares designated as common stock, 100 million designated as preferred stock and 400 million designated as excess stock.

The shares of common stock are listed on the New York Stock Exchange under the symbol “TSY.”

General

As of March 31, 2005, we had outstanding 57,901,058 shares of common stock. Under Maryland law, stockholders generally are not responsible for a corporation’s debts or obligations.

Terms

Common stockholders will generally be entitled to receive distributions on their shares of common stock if and when our board of directors authorizes any distributions. In addition, common stockholders will be entitled to share ratably in our assets which are legally available for distribution to stockholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to:

•	the preferential rights of our Series A preferred stock;

•	the preferential rights of our Series C preferred stock;

•	preferential rights which may be granted by our board of directors in connection with future issuances of capital stock; and

•	the provisions of our charter regarding excess stock.

In order for us to maintain our REIT status, our charter provides that no holder may own more than 9.8% of our common stock or preferred stock. Any share of common stock or preferred stock in excess of the 9.8% maximum owned by any holder automatically becomes excess stock under the terms of our charter. The shares of excess stock will be automatically transferred on our stock records into a trust. By written notice to the trustee, we will then identify one or more nonprofit organizations to whom the shares of excess stock may be sold without violating the ownership limitations. For a more complete description of excess stock, see “Restrictions on Transfers of Ownership” below.

Subject to the provisions of our charter regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. In addition, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of common stock will possess exclusive voting power. There is no cumulative voting in the election of directors. As a result, the holders of a majority of the outstanding shares of common stock, together with any other of our voting stock, can elect all of the directors then standing for election.

Holders of common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities. Common stock may be automatically converted into excess stock as provided in our charter.

We furnish our stockholders with (i) annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and (ii) quarterly reports for each fiscal quarter containing unaudited financial information.

Subject to the provisions of our charter regarding excess stock, shares of common stock will have equal distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

Our charter provides that the approval of a majority of the total number of shares entitled to be cast is required for us to dissolve, amend our charter, merge, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business.

There are provisions in our charter and bylaws and of the Maryland General Corporation Law that may discourage a takeover or other transaction which holders of some, or a majority, of the shares of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares of common stock over the then-prevailing market price of the shares of common stock. See “Restrictions on Transfers of Ownership” for a description of some of these provisions of our articles of incorporation.

Certain Provisions of Maryland Law and our Charter

The following summary of certain provisions of the Maryland General Corporation Law and our charter and bylaws is not complete. You should read the Maryland General Corporation Law and our charter for more complete information. The business combination provisions and the control share acquisition provisions of Maryland law, or if we elect to be subject to any of the provisions of the Maryland Unsolicited Takeovers Act, each of which are discussed below, could have the effect of delaying or preventing a change of our control. Also, the removal of directors provision of our charter could have the effect of delaying or preventing a transaction or a change of our control. These provisions could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer, even if the offer contains a premium price for holders of our common shares or otherwise benefits shareholders.

Business Combinations. Maryland General Corporation Law prohibits us from entering into “business combinations” and other corporate transactions unless special actions are taken. The business combinations that require such special actions include a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities when the combination is between us and an “interested shareholder,” as defined below. An interested shareholder is (1) any person who beneficially owns 10% or more of the voting power of our shares or (2) any affiliate or associate of ours which beneficially owned 10% or more of the voting power of our shares within two years prior to the date in question. We may not engage in a business combination with an interested shareholder or any of its affiliates for five years after the interested shareholder becomes an interested shareholder. This prohibition does not apply to business combinations involving us that are exempted by our board of directors before the interested shareholder becomes an interested shareholder.

We may engage in business combinations with an interested shareholder if at least five years have passed since the person became an interested shareholder, but only if the transaction is:

•	recommended by our board of directors; and

•	approved by at least

•	80% of our outstanding shares entitled to vote, and

•	two-thirds of our outstanding shares entitled to vote that are not held by the interested shareholder.

Shareholder approval will not be required if our shareholders receive a minimum price, as defined in the Maryland General Corporation Law, for their shares and the shareholders receive cash or the same form of consideration as the interested shareholder paid for its shares.

Control Share Acquisitions. Our charter provides that no person may constructively or beneficially own more than 9.8% of the preferred or common stock. There is no assurance that this provision will not be amended or eliminated in the future. If this provision were eliminated, control share acquisitions would be subject to the following provisions.

The Maryland General Corporation Law provides that “control shares” of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights unless two-thirds of the shareholders, excluding shares owned by the acquirer, officers and trustees who are our employees, approve their voting rights.

Control shares are shares that, if added with all other shares previously acquired, would entitle that person to vote, in electing our directors,

•	10% or more but less than one-third of our shares;

•	one-third or more but less than a majority of our shares; or

•	a majority of our outstanding shares.

Control shares do not include shares the acquiring person is entitled to vote with shareholder approval. A control share acquisition means the acquisition of control shares, subject to statutory exceptions.

If this provision becomes applicable to us, a person who has made or proposes to make a control share acquisition could, under certain circumstances, compel our board of directors to call a special meeting of shareholders to consider the voting rights of the control shares. We could also present the question at any shareholders meeting on our own.

If this provision becomes applicable to us, subject to statutory conditions and limitations, we would be able to redeem any or all control shares. If voting rights for control shares were approved at a shareholders meeting and the acquirer became entitled to vote a majority of the shares entitled to vote, all other shareholders could exercise appraisal rights and exchange their shares for a fair value, as defined by statute.

Consideration of “All Relevant Factors”. In addition, as permitted by the Maryland General Corporation Law, our charter includes a provision that requires our board of directors, in their evaluation of any potential business combination or any actual or proposed transaction that could result in a change of control, to consider all relevant factors, including, the economic effect on our stockholders, the social and economic effect on our employees, suppliers, customers and creditors and the communities in which we have offices or other operations.

Maryland Unsolicited Takeovers Act. Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors, to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter of bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

A corporation may also adopt a charter provision or resolution of the board of directors that prohibits the corporation from electing to be subject to any or all of the provisions of the subtitle. At this time, we have not elected to be subject to any of these provisions. However, because our charter does not include a provision prohibiting us from electing to be subject to any of these provisions, our board of directors may make such an election at any time. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already require a two-thirds vote for the removal of directors.

Restrictions on Transfer and Ownership

We have elected to be treated as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 1997. To qualify as a REIT under the Internal Revenue Code, no more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. To assist us in meeting this requirement, our charter contains provisions restricting transfers of shares of capital stock which would jeopardize our REIT status and limiting the beneficial ownership, directly or indirectly, of shares of capital stock.

In order for us to maintain our status as a REIT under the Internal Revenue Code, shares of our common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year or during a proportionate part of a shorter taxable year.

Because our board of directors believes it is essential to qualify as a REIT, our charter generally provides that no holder may own, or be deemed to own by virtue of the Internal Revenue Code, more than (1) 9.8% of the number of issued and outstanding shares of our common stock or (2) 9.8% of the number of outstanding shares of any series of preferred stock.

Any purported transfer of shares of common stock or preferred stock will be null and void if that transfer would:

•	result in a person owning, directly or indirectly, shares of common stock or preferred stock in excess of the ownership limits described above;

•	result in the common stock and preferred stock being owned by fewer than 100 persons determined without reference to any rules of attribution;

•	result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code; or

•	cause us to own, directly or constructively, 10% or more of the ownership interests in one of our tenants or our operating partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code.

In that situation, the intended transferee will acquire no rights in the shares of common stock or preferred stock. Instead, the affected common stock or preferred stock will be designated as excess stock and will be transferred automatically on our stock records to a trust effective on the day before the purported transfer of shares of common stock or preferred stock. The record holder of the shares of common stock or preferred stock that are designated as excess stock will be required to submit that number of shares of common stock or preferred stock to us for registration in the name of the trust. Although we will designate the trustee of the trust, the trustee will not be affiliated with us or the holder of the excess stock. The beneficiary of the trust will be one or more not-for-profit organizations that we name.

Excess stock will remain issued and outstanding shares of common stock or preferred stock and, in the possession of the trust, will be entitled to the same rights and privileges as all other shares of the same class or series. The trust will receive all dividends and distributions on the excess stock and will hold those dividends and distributions in trust for the benefit of the beneficiary of the trusts. The trustee of the trusts will vote all excess stock. The trustee will designate a permitted transferee of the excess stock, provided that the permitted transferee (1) purchases the excess stock for valuable consideration and (2) acquires the excess stock without the acquisition resulting in a transfer to another trust and resulting in the redesignation of those shares of common stock or preferred stock as excess stock.

The original holder of the excess stock will be required to repay the trust the amount of any dividends or distributions received by that holder (1) that are attributable to any excess stock and (2) that had a record date on or after the date that those shares became excess stock. The original holder of the excess stock generally will receive from the trustee of the trust the lesser of (a) the price per share that holder paid for the shares of stock that were designated as excess stock, or, in the case of a gift or devise, the market price (as described below) per share on the date of the transfer, and (b) the price per share received by the trustee of the trust from the sale of the excess stock. Any amounts received by the trustee of the trust in excess of the amounts to be paid to the original holder of the excess stock will be distributed to the beneficiary of the trust.

The excess stock will be deemed to have been offered for sale to us, or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that created the excess stock, or, in the case of a gift or devise, the market price per share on the date of the transfer or (2) the market price per share on the date that we, or our designee, accepts the offer. We will have the right to accept the offer for a period of 90 days after the later of (a) the date of the purported transfer which resulted in the excess stock and (b) the date we determine in good faith that a transfer resulting in excess stock occurred.

“Market price” means the average of the closing prices for the ten consecutive trading days immediately preceding the relevant date. “Closing price” on any day means the last sale price, or, if no sale takes place on that day, the average of the closing bid and asked prices. The closing price will be as reported or determined by the following:

(1)	the New York Stock Exchange if the stock is listed thereon;

(2)	the principal national securities exchange, including the NASDAQ National Market System, on which the stock is listed or admitted to trading if it is not listed on the New York Stock Exchange;

(3)	the over-the-counter market, as reported by NASDAQ or the principal automated quotation system then in use if the stock is not listed on a national securities exchange;

(4)	if the stock is not listed on a national securities exchange and is not quoted in the over-the-counter market, by a professional market maker, selected by our board of directors, making a market in the stock; or

(5)	if the stock meets none of the criteria listed above, or if the closing prices are otherwise not available, the fair market value of the stock will be determined by our board of directors in its discretion.

Any person who acquires, or attempts to acquire, shares of our capital stock in violation of the foregoing restrictions, or any person who owned shares of our capital stock that were transferred to a trust, will be required (1) to give us immediate written notice of that event, and (2) to provide to us any other information we may request in order to determine the effect, if any, of the transfer on our REIT status.

All certificates representing shares of common stock and preferred stock will bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 1% (or any other percentage as provided in the Internal Revenue Code) of the number or value of the outstanding shares of our common stock must give us a written notice by January 31 of each year stating:

•	the name and address of that person,

•	the number of shares of each class or series so owned, and

•	a description of how those shares are owned.

In addition, each stockholder must, upon demand, disclose to us in writing any information with respect to the ownership of shares of common stock as our board of directors deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine compliance with any of those persons or representatives.

These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then-prevailing market price of those shares of common stock or which those holders might believe to be otherwise in their best interests.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities being offered and the extent to which such general provisions may apply will be set forth in the applicable indenture or in one or more indenture supplements and described in the applicable prospectus supplement. Although we expect that any debt securities we offer with this prospectus will have the general terms we describe in this section, our debt securities may have terms that are different from or inconsistent with the general terms we describe here. Therefore, you should carefully read both the applicable prospectus supplement and the description of the debt securities set forth in this prospectus for a description of the terms of any series of our debt securities.

General

Our debt securities will be secured or unsecured direct obligations and may be senior or subordinated to our other indebtedness. Our debt securities may be issued under one or more indentures that will be put into place prior to the date on which debt securities to which it relates are issued. We have filed with the SEC two “base indentures” that are exhibits to the registration statement that includes this prospectus. The senior indenture describes the general terms of senior debt securities we may issue. In addition to describing the general terms of subordinated debt securities that we may issue, the subordinated indenture includes additional terms describing the subordination provisions of these securities. The base indentures do not include all the terms of debt securities we may issue through this prospectus. If we issue debt securities through this prospectus, our board of directors will establish the additional terms for each series of debt securities. The additional terms will be set forth in a supplemental indenture or in a resolution of our board of directors. The base indentures describe the additional terms that may be established and we summarize the additional terms that may be established under “Additional Terms of Debt Securities” below.

Each indenture will be entered into between us and a trustee. A trustee may serve as trustee under more than one indenture. Each indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. Any statements made in this prospectus, which relate to the indenture and our debt securities are only summaries of those provisions and are not meant to replace or modify those provisions. Capitalized terms used but not defined in this prospectus shall have the respective meanings set forth in the indenture.

Except as set forth in any prospectus supplement, the indenture will permit that:

•	the debt securities may be issued without limits as to aggregate principal amount;

•	the debt securities may be issued in one or more series, in each case as established from time to time by our board of directors or as set forth in the applicable indenture or one or more indentures supplemental to the indenture;

•	all debt securities of one series need not be issued at the same time; and

•	a series may be reopened, without the consent of the holders of the debt securities of such series, for issuance of additional debt securities of such series.

We may, but need not, designate more than one trustee in connection with an indenture, each with respect to one or more series of debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. If two or more persons are acting as trustee with respect to different series of debt securities, each of those trustees will be considered a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee. Unless this prospectus states otherwise, a trustee will only be permitted to take action with respect to the one or more series of debt securities for which it is trustee under the applicable indenture.

Additional Terms of Debt Securities

The following summaries set forth certain general terms and provisions of the indenture and our debt securities. The prospectus supplement relating to the series of debt securities being offered will contain further terms of the debt securities of that series, including the following specific terms:

(1)	Title. The title of the debt securities offered;

(2)	Amount. The aggregate principal amount of the debt securities and any limit on the aggregate principal amount offered;

(3)	Discount. The percentage of the principal amount at which the debt securities will be issued and, if applicable, the portion of the principal amount that is payable upon declaration of acceleration of the maturity of the debt securities, the portion of the principal amount of the debt securities which is convertible into shares of our common stock or other equity securities, or the method by which any such portion shall be determined;

(4)	Limitations on ownership upon conversion to common stock. If such debt securities are convertible into equity, any limitation to the ownership or transferability of shares of our common stock or other equity securities into which such debt securities are convertible in connection with the preservation of our status as a REIT;

(5)	Principal payment dates. The date or dates, or the method for determining the date or dates, on which the principal of such debt securities will be payable;

(6)	Interest rates. The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

(7)	Certain dates and interest payment. The date or dates, or the method for determining the date or dates, from which any interest will accrue, the interest payment dates, the record dates for interest payment, the persons to whom interest shall be payable, and how interest will be calculated if other than that of a 360-day year of twelve 30-day months;

(8)	Place of payment, surrender or conversion and serving notice. The place or places where the principal of (and premium, if any) or interest, if any, on the debt securities will be payable, where the debt securities may be surrendered for conversion or registration of transfer or exchange, and where notices or demands to or upon us in respect to the debt securities and the applicable indenture may be served;

(9)	Redemption. The period or periods within which, the price or prices at which, and the terms and conditions upon which the debt securities may be redeemed, as a whole or in part, at our option, if we have such an option;

(10)	Sinking fund. Our obligation, if any, to redeem, repay or purchase the debt securities, in whole or in part, pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the periods, the prices, and other terms and conditions of such redemption, repayment or purchase;

(11)	Foreign currencies. If other than U.S. dollars, the currency or currencies, including terms and conditions, in which the debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies;

(12)	Reference of payment to an index. Whether the amount of payments of principal (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which any amounts shall be determined;

(13)	Events of default and covenants. Any additions to, modifications of or deletions from the terms of the debt securities with respect to the events of default or covenants set forth in the applicable indenture;

(14)	Certified or book entry. Whether the debt securities will be issued in certificated or book-entry form;

(15)	Registered or bearer form. Whether the debt securities will be in registered or bearer form or both and, if and to the extent in registered form, the denominations of the debt securities if other than $1,000 or any integral multiple of $1,000 and, if and to the extent in bearer form, the denominations and their terms and conditions;

(16)	Defeasance. The applicability (or modification), if any, of the defeasance and covenant defeasance provisions described in this prospectus or in the applicable indenture;

(17)	Conversion into common stock. The terms (and the class), if any, upon which such debt securities may be convertible into shares of our common stock or other equity securities and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

(18)	Tax assessments and governmental charges. Whether and under what circumstances we will pay additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making a payment; and

(19)	Other terms. Any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

Certain of our debt securities may provide that if the maturity date is accelerated, we will be required to pay less than the entire principal amount. These securities are referred to as original issue discount securities. The prospectus supplement relating to these securities will describe any material U.S. federal income tax, accounting and other considerations that apply.

Except as may be set forth in the applicable prospectus supplement, our debt securities will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of our debt securities protection in the event of:

(1)	a highly leveraged or similar action involving us; or

(2)	a change of control of us.

However, the requirements for an entity to qualify as a REIT include certain restrictions on ownership and transfers of our shares of common stock and other equity securities. These restrictions may act to prevent or hinder a change of control. See “Description of Common Stock—Restrictions on Transfer and Ownership.” Provided below is a general description of the events of default and covenants contained in our indentures. You should refer to the applicable prospectus supplement for information on any variances from this general description.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, our debt securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000.

Unless otherwise specified in the applicable prospectus supplement, the principal of (and premium, if any) and interest on any series of debt securities will be payable at the applicable trustee’s corporate trust office, the address of which will be set forth in the applicable prospectus supplement. We will retain the option to make interest payments by check, mailed to the address of the person entitled to the interest as it appears in the applicable register for such debt securities. We can also pay by wire transfer of funds to that person at an account maintained within the United States.

Any interest not paid or otherwise provided for when due with respect to a debt security will not be payable to the holder in whose name the debt security is registered on the date we have specified as the date a registered holder of the debt security as of that date would be entitled to receive the interest payment due (the record date). Instead, the interest may be paid to the person in whose name such debt security is registered at the close of business on the date the trustee has set as the date on which a registered holder as of that date would be entitled to receive the defaulted interest payment (the special record date). Notice of the payment will be given to the holder of that debt security not less than 10 days before the special record date. It may also be paid at any time in any other lawful manner, all as more completely described in the applicable indenture. If interest is not paid within 30 days of the due date, the trustee or holders of not less than 25% of the principal amount of the outstanding debt securities of that series may accelerate the securities. See “—Events of Default, Notice and Waiver.”

Subject to certain limitations applicable to debt securities issued in book-entry form, our debt securities of any series:

•	will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the applicable trustee; and

•	may be surrendered for conversion or registration of transfer at the corporate trust office of the applicable trustee.

Every debt security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration or exchange. We may at any time change transfer agents or approve a change in the location through which any transfer agent acts. However, we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities.

Neither we nor any trustee will be required:

•	to issue, exchange or register the transfer of any debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	to exchange or register the transfer of any debt security, or portion of the security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

•	to issue, exchange or register the transfer of any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid.

Merger, Consolidation or Sale

Each indenture will provide that we may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation. Those transactions are permitted if:

•	we are the continuing corporation, or, if not, the resulting or acquiring entity assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants and conditions contained in the applicable indenture;

•	immediately after giving effect to such transaction and treating any indebtedness which becomes our obligation or an obligation of any of our subsidiaries as a result thereof as having been incurred by us or such subsidiary at the time of such transaction, no event of default under the applicable indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering these conditions are delivered to the trustee.

Certain Covenants

Existence. Except as permitted under “—Merger, Consolidation or Sale,” the indenture will require that we do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, rights (by charter, bylaws or statute) and franchises. We may, however, dispose of any right or franchise if we determine that the right or franchise is no longer desirable in the conduct of our business.

Maintenance of Properties. As required in the indenture, we will maintain, keep in good condition and make all necessary repairs, renewals, replacements, betterments and improvements of our, or our subsidiaries’ properties that we deem necessary so that the business carried on in connection with those properties may be properly and advantageously conducted at all times. We, or our subsidiaries may, however, sell or otherwise dispose for value our properties in the ordinary course of business.

Insurance. We, and our subsidiaries, will maintain the customary policies of insurance with responsible companies, taking into consideration prevailing market conditions and availability, for all of our properties and operations.

Payment of Taxes and Other Claims. We will pay or discharge or cause to be paid or discharged (or, if applicable, cause to be transferred to bond or other security), before the same shall become delinquent,

•	all taxes, assessments and governmental charges levied or imposed upon us or any of our subsidiaries or upon our income, profits or property or any of our subsidiaries, and

•	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any of our subsidiaries.

We will not, however, pay or discharge (or transfer to bond or other security) or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of Financial Information. Whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the indenture will require that we, within 15 days after each of the respective dates by which we would have been required to file annual reports, quarterly reports and other documents with the SEC if we were so subject,

•	transmit by mail to all holders of debt securities, as their names and addresses appear in the applicable register for such debt securities, without cost to such holders, copies of the annual reports, quarterly reports and other documents that we would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, if we were subject to such Sections,

•	file with the trustee copies of the annual reports, quarterly and other documents that we would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, if we were subject to such Sections, and

•	supply promptly, upon written request and payment of the reasonable cost of duplication and delivery, copies of such documents to any prospective holder of debt securities.

Additional Covenants. If we make any additional covenants with respect to any series of debt securities we will describe those covenants in the applicable prospectus supplement.

Events of Default, Notice and Waiver

Unless otherwise indicated, an indenture will provide that the following events are “Events of Default” with respect to any series of debt securities issued:

•	failure to pay interest on any debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of or any premium on any debt security of that series at its maturity;

•	failure to deposit any sinking fund payment when due on debt securities of that series;

•	failure to perform any of our other covenants in the applicable indenture (unless the covenant applies to a different series of debt securities issued under the same indenture), for 60 days after we receive written notice as provided in such indenture;

•	default under any evidence of our indebtedness or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured which results in the acceleration of indebtedness in an aggregate principal amount exceeding $10,000,000, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled as provided in the applicable indenture;

•	any case, proceeding or other action under bankruptcy, insolvency, reorganization or relief of debtors laws is initiated by or against us (or any of our Significant Subsidiaries) in which the entity initiating the case, proceeding or other action seeks to have an order for relief entered with respect to it, or seeks to adjudicate us (or any of our Significant Subsidiaries) bankrupt or insolvent, or seeks reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to our (or any of our Significant Subsidiaries’) debts;

•	a court grants relief in connection with any of the cases, proceedings or other actions described above;

•	we (or any of our Significant Subsidiaries) seek appointment of a receiver, trustee, custodian, conservator or other similar official for us (or any of our Significant Subsidiaries) or for all or any substantial part of our (or any of our Significant Subsidiaries’) assets, or we (or any of our Significant Subsidiaries) make a general assignment for the benefit of our (or any of our Significant Subsidiaries’) creditors; and

•	any other event of default provided with respect to that series of debt securities.

The term “Significant Subsidiary” means each of our significant subsidiaries (as defined in Regulation S-X promulgated under the Securities Act of 1933) which, in general, meets any of the following tests:

1)	our investments in the subsidiary or advances to it exceed 10% of our total assets; or

2)	our proportionate share of the subsidiary’s total assets exceeds 10% of our total assets; or

3)	our equity in the income from the subsidiary’s continuing operations exceeds 10% of our income.

If an Event of Default for any series of our outstanding debt securities occurs and is continuing, then the applicable trustee or the holders of at least 25% of the principal amount of the outstanding debt securities of that series may declare the principal amount (or, where applicable, such portion of the principal amount as may be specified in the terms) of all of the debt securities of that series to be due and payable immediately by written notice to us (and to the applicable trustee if given by the holders). However, at any time after a declaration of acceleration has been made, the holders of a majority of the principal amount of debt securities of that series (or of each series of debt securities then outstanding under such indenture, as the case may be) can rescind and annul the declaration and its consequences if:

•	we have deposited with the applicable trustee all required payments of the principal, premium and interest on the debt securities of such series (or of all debt securities then outstanding under such indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•	all events of default, other than the nonpayment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then outstanding under the applicable indenture, as the case may be) have been cured or waived as provided in such indenture.

The indenture will also provide that the holders of not less than a majority in principal amount of the debt securities of any series (or of each series of debt securities then outstanding under the applicable indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal, any premium or interest on any debt security of the series; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected by that default.

The indenture will provide that the trustee is required to give notice to the holders of the debt securities within 90 days of a default under the indenture unless such default shall have been cured or waived. However, the trustee may withhold notice to the holders of any such series of debt securities of any default with respect to that series (except a default in the payment of the principal, any premium or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series) if specified responsible officers of the trustee consider such withholding to be in the interest of the holders.

The indenture will provide that no holder of our debt securities of any series may institute any proceeding, judicial or otherwise, with respect to that indenture or for any remedy, except in the case of the failure of the applicable trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of the series, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on the debt securities held by that holder at the respective due dates.

Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any holders of any series of debt securities then outstanding under such indenture, unless those holders have offered to the trustee reasonable security or indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series (or of each series of debt securities then outstanding under such indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve such trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not involved.

Within 120 days after the close of each fiscal year, we are required to deliver to each trustee under the indentures a certificate, signed by one of several specified officers, stating whether such officer has knowledge of any default under the indenture and, if so, specifying the nature and status of each such default.

Modification of the Indentures

Modifications and amendments of any indenture may be made only with the consent of the holders of a majority in principal amount of all of our outstanding debt securities issued which are affected by such modification or amendment. The following modifications or amendments will not be effective against a holder without its consent:

•	a change in the stated maturity of the principal of, installment of interest or premium (if any) on the debt security;

•	a reduction in the principal amount of, or the rate of amount of interest on, or any premium payable upon redemption of, the debt security;

•	a reduction in the principal amount of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

•	a change in the place of payment, or the currency or currencies, for payment of principal of, or premium, if any, or interest on any such debt security;

•	an impairment of the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	a reduction in the percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with certain provisions of or certain defaults and consequences under, or to reduce the quorum or voting requirements set forth in the indenture; or

•	a modification of any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security.

The holders of a majority in aggregate principal amount of outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive, insofar as that series is concerned, our compliance with certain of our covenants in the applicable indenture, including those described in “—Certain Covenants.”

We and the trustee may modify or amend the indenture without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person to us as obligor under such indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities issued or to surrender any right or power conferred upon us in such indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities issued;

•	to add or change any provisions of such indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities issued in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of such debt securities of any series in any material respect;

•	to change or eliminate any provision of such indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any previously created series issued which are entitled to the benefit of such provision;

•	to secure the debt securities issued;

•	to establish the form or terms of debt securities of any series issued, including the provisions and procedures, if applicable, for the conversion of such debt securities into shares of our common stock;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under such indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture, provided that such action shall not adversely affect in any material respect the interests of holders of debt securities of any series issued; or

•	to supplement any of the provisions of such indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities issued, provided that such action shall not adversely affect in any material respect the interests of the holders of the debt securities of any series issued.

The indenture will provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver or whether a quorum is present at a meeting of holders of the debt securities,

•	the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal that would be due and payable as of the date of such determination if the maturity were to be accelerated;

•	the principal amount of a debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided above);

•	the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless the indenture otherwise provides; and

•	the debt securities we own or any other obligor upon the debt securities or any of our affiliates or of such other obligor shall be disregarded.

Meetings of the Holders of Debt Securities

The indenture will contain provisions for convening meetings of the holders of an issued series of debt securities. A meeting may be called at any time by the trustee and also, upon our request, or the request of holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the applicable indenture. Except for any consent that must be given by the holder of each debt security affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened. Such resolution must be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the holders of that specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.

Notwithstanding the provisions described above, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated in the applicable prospectus supplement, we may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

Unless otherwise indicated in the applicable prospectus supplement, we may elect either:

•	to defease and be discharged from any and all obligations (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) with respect to such debt securities (“defeasance”); or

•	to be released from our obligations with respect to those debt securities under the applicable indenture (being the restrictions described under the caption “—Certain Covenants”) or, if provided in the applicable prospectus supplement, our obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an event of default with respect to such debt securities (“covenant defeasance”), in either case upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates.

Such a trust may only be established if, among other things, we have delivered to the applicable trustee an opinion of counsel (as specified in the applicable indenture) confirming that:

•	the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance, and

•	the holders will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred.

The opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture. In the event of such defeasance, the holders of such debt securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

“Government Obligations” means securities which are:

•	of the same government which issued the currency in which the series of debt securities are denominated and in which interest is payable; or

•	of government agencies backed by the full faith and credit of such government.

Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series,

•	the holder of a debt security of such series is entitled to, and does, elect pursuant to the applicable indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security, or

•	a conversion event (as described below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate.

A conversion event is the cessation of use of:

•	a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of actions by a central bank or other public institution of or within the international banking community;

•	the European Currency Unit (“ECU”) both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

•	any currency unit or composite currency, other than the ECU, for the purposes for which it was established.

Unless otherwise described in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, other than the event of default described in the fourth clause under “—Events of Default, Notice and Waiver” with respect to the specified sections in the applicable indenture (which Sections would no longer be applicable to such debt securities) or the ninth clause with respect to any other covenants as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable and Government Obligations on deposit with the applicable trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. In any such event, we would remain liable to make payments of such amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Convertible Debt Securities

The terms and conditions, if any, upon which the debt securities are convertible into shares of our common stock will be set forth in the applicable prospectus supplement. Such terms will include:

•	whether such debt securities are convertible into shares of common stock;

•	the conversion price (or manner of calculation thereof);

•	the conversion period;

•	provisions as to whether conversion will be at our option or at the option of the holders; and

•	the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such debt securities and any restrictions on conversion, including restrictions directed at maintaining our REIT status.

Reference is made to the section captioned “Description of Common Stock” for a general description of shares of our common stock to be acquired upon the conversion of debt securities, including a description of certain restrictions on the ownership of shares of our common stock.

Book-Entry Debt Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global securities may be issued in either registered or bearer form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.

DESCRIPTION OF PREFERRED STOCK

The following is a general description of the preferred stock that we may offer from time to time. The particular terms of the preferred stock being offered and the extent to which such general provisions may apply will be set forth in the applicable prospectus supplement. The statements below describing our preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and our bylaws.

General

Under our charter, we are authorized to issue 100 million shares of preferred stock. Of these, the board of directors has authorized the issuance of 8,000,000 shares, constituting the Series A preferred stock, and 7,500,000 shares, constituting the Series C stock.

Our Articles Supplementary, as amended, set forth the terms of the series of preferred stock consisting of up to 8,000,000 shares, designated Series A Cumulative Convertible Preferred Stock. Of these, 7,834,197 shares are issued and outstanding as of March 31, 2005.

On August 9, 2004, we authorized for issuance 7,500,000 shares of our Series C preferred stock pursuant to an Articles Supplementary that sets forth the terms of the series of preferred stock designated 7.5% Series C Redeemable Convertible Preferred Stock. Of these, 7,244,028 are issued and outstanding as of March 31, 2005.

Prior to issuance of shares of each series, our board of directors is required to fix for each series, subject to the provisions of our charter regarding excess stock, the following provisions:

•	the number of shares to be included in each series;

•	the preferences, conversion or other rights;

•	voting powers;

•	restrictions, including transfer restrictions;

•	limitations as to dividends; and

•	qualifications and terms or conditions of redemption.

We must then file articles supplementary to our charter reflecting the terms, preferences and other rights of a particular series of preferred stock.

Except as may be expressly provided with respect to any class or series of preferred stock, no holder of preferred stock will have any preemptive rights.

Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction. The holders of some or a majority of the shares of common stock might believe such a transaction to be in their best interests. In addition, that transaction might provide the holders of some or a majority of the shares of common stock a premium for their shares of common stock over the then-prevailing market price of the common stock.

Terms

The following description of our preferred stock sets forth the general terms and provisions of the preferred stock which may be issued pursuant to a prospectus supplement. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws and any articles supplementary designating the terms of a series of preferred stock.

The prospectus supplement relating to the preferred stock offered thereby will contain the specific terms thereof, including, where applicable, the following:

(1)	Title. The title of the preferred stock;

(2)	Share information. The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

(3)	Distribution information. The distribution rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

(4)	Distribution accumulation. The date from which distributions on the preferred stock shall accumulate, if applicable;

(5)	Sinking fund. The provision for a sinking fund, if any, for the preferred stock;

(6)	Redemption. The provision for redemption, if applicable, of the preferred stock;

(7)	Securities Exchange listing. Any listing of the preferred stock on any securities exchange;

(8)	Conversion terms. The terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price or rate (or manner of calculation thereof);

(9)	Other terms. Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

(10)	Tax considerations. A discussion of all material federal income tax considerations applicable to the preferred stock;

(11)	Ranking and preference. The relative ranking and preference of the preferred stock as to distribution rights and rights upon our liquidation, dissolution or winding up of our affairs;

(12)	Issuance limitations. Any limitations on issuance of any series of preferred stock ranking senior to or equally with the series of preferred stock being issued as to distribution rights and rights upon our liquidation, dissolution or winding up of our affairs; and

(13)	Ownership and transfer limitations. Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to distribution rights and rights upon our liquidation, dissolution or winding up of our affairs, rank:

(1)	senior to the common stock and to all equity securities ranking junior to the preferred stock being issued with respect to distribution rights or rights upon liquidation, dissolution or winding up;

(2)	equal to all equity securities we have issued, the terms of which specifically provide that those equity securities rank on a parity with the preferred stock with respect to distribution rights or rights upon liquidation, dissolution or winding up; and

(3)	junior to all equity securities we have issued, the terms of which specifically provide that those equity securities rank senior to the preferred stock with respect to distribution rights or rights upon liquidation, dissolution or winding up.

Distributions

Holders of the preferred stock of each series will be entitled to receive cash distributions at the rates and on the dates as provided in the applicable prospectus supplement. Cash distributions will only be made when, as and if declared by our board of directors. In addition, cash distributions may only be made out of our assets legally available for payment. Each distribution will be payable to holders of record as they appear on our stock transfer books on the applicable record dates.

Distributions on any series of preferred stock may be cumulative or noncumulative. If cumulative, distributions will accumulate from and after the date set forth in the applicable prospectus supplement.

If distributions with respect to a series of preferred stock are noncumulative, the holders of that series will have no right to receive a distribution for any period in which our board of directors fails to declare a distribution payable on a distribution payment date for that series. We will have no obligation to pay the distribution accrued for that period, whether or not distributions on that series are declared payable on any future distribution payment date.

If any series of preferred stock is outstanding, we will generally not declare or provide for any distributions on the common stock or any other equal or junior series of preferred stock unless one of the following circumstances is met:

(1)	If that series of preferred stock has a cumulative distribution, full cumulative distributions have been or are contemporaneously declared and paid, or declared and payment provided for, on that series for all past distribution periods and the then current distribution period, or

(2)	If that series of preferred stock does not have a cumulative distribution, full distributions for the then current distribution period have been or are contemporaneously declared and paid, or declared and payment provided for.

We may at any time make distributions in the form of shares of common stock or other shares of capital stock ranking junior to the preferred stock as to distributions and upon liquidation.

If we do not pay in full, or provide for payment of, distributions on all series of preferred stock with an equal ranking, all distributions declared on those series of preferred stock with equal rankings will be declared pro rata. Thus, the amount of distributions declared per share of each series of preferred stock with an equal ranking will be in the same ratio that accrued distributions, including any accrued but unpaid distributions, per share of those series bear to each other. We are not obligated to pay, and will not pay, any interest, or sum of money in lieu of interest, in respect of any distribution payment or payments on preferred stock that may be in arrears.

We may not redeem, purchase or otherwise acquire for any consideration, any shares of common stock or any other shares of our capital stock which rank junior or equal to a series of preferred stock, or provide for a sinking fund for the redemption of any of those shares, unless:

(1)	if that series of preferred stock has a cumulative distribution, we have previously or contemporaneously declared and paid, or declared and provided for the payment of, the full cumulative distributions on that series of preferred stock for all current and past distribution periods, or

(2)	if that series of preferred stock does not have a cumulative distribution, we have previously or contemporaneously declared and paid, or declared and provided for the payment of, full distributions on that series of preferred stock for the then current distribution period.

With respect to the common stock and any other shares of our capital stock which rank junior or equal to a series of preferred stock, we may, however, convert those shares into, or exchange those shares for, other capital stock ranking junior to that series of preferred stock.

Any distribution payment made on shares of a series of preferred stock will first be credited against the earliest accrued but unpaid distribution due with respect to shares of that series that remain payable.

Redemption

The preferred stock may be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the applicable prospectus supplement.

If any series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the following:

•	the number of shares of preferred stock that we will redeem in each year commencing after a specified date, and

•	a redemption price per share together with an amount equal to all accrued and unpaid distributions thereon to the date of redemption.

The redemption consideration for any series of preferred stock will not include any accumulation in respect of unpaid distributions for prior periods if that series does not have a cumulative distribution. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement.

If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of shares of our capital stock, the terms of the preferred stock may provide that if no shares of capital stock have been issued, or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred stock shall automatically and mandatorily be converted into the applicable shares of our capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

We cannot redeem, purchase or acquire, directly or indirectly, any shares of a series of preferred stock unless:

(1)	if that series of preferred stock has a cumulative distribution, we have previously or contemporaneously declared and paid, or declared and provided for the payment of, the full cumulative distributions on that series of preferred stock for all current and past distribution periods, or

(2)	if that series of preferred stock does not have a cumulative distribution, we have previously or contemporaneously declared and paid, or declared and provided for the payment of, full distributions on that series of preferred stock for the then current distribution period.

The foregoing restrictions do not apply to a conversion or exchange of shares of preferred stock for capital shares ranking junior to that series of preferred stock. These restrictions also will not prevent us from purchasing or acquiring preferred stock to preserve our REIT status and will not prevent a purchase or exchange offer made on the same terms to holders of all outstanding shares of that series of preferred stock.

If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, we will determine the number of shares to be redeemed and set forth that number in a notice mailed to each holder of record of that series of preferred stock. In the case of a partial redemption, shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of shares held or for which redemption is requested by the holder, with adjustments to avoid redemption of fractional shares, or by any other equitable manner we determine.

A notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on our stock transfer books. Each notice will state:

•	the redemption date;

•	the number of shares and series of preferred stock to be redeemed;

•	the redemption price;

•	the place or places where certificates for the preferred stock are to be surrendered for payment of the redemption price;

•	that distributions on the shares to be redeemed will cease to accrue on the redemption date; and

•	the date upon which the holder’s conversion rights, if any as to those shares, shall terminate.

If we have notified the holders of preferred stock of a redemption, and if we have set aside the necessary funds to redeem those shares, distributions will no longer accrue on that preferred stock from and after the redemption date. In addition, all rights of the holders of those shares will terminate, other than the right to receive the redemption price.

Liquidation Preference

If we voluntarily or involuntarily liquidate, dissolve or winds up our affairs, the holders of each series of preferred stock will be entitled to receive, out of our assets which are legally available for distribution, liquidating distributions. These distributions or payments will be made before any distribution or payment is made to any holder of common stock or any other class of our capital stock which ranks junior to the particular series of preferred stock. The amount of any liquidating distributions will be equal to (1) the liquidation preference set forth in the applicable prospectus supplement, plus (2) an amount equal to all accrued and unpaid distributions, including unpaid cumulative distributions for prior distribution periods.

After payment of the full amount of liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets.

If our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of a series of preferred stock and all of our securities which rank equally with that series, the holders of that series of preferred stock and those other securities will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If we have made liquidating distributions in full to all holders of a series of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of capital stock ranking junior to that series of preferred stock according to their respective rights and preferences. For these purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

Voting Rights

Except as set forth below, holders of the preferred stock will only have the voting rights which are (1) required from time to time by law or (2) indicated in the applicable prospectus supplement.

Unless provided otherwise for any series of preferred stock, so long as any shares of preferred stock of a series remain outstanding, we will not, without the affirmative vote or consent of at least a majority of the outstanding shares of that series of preferred stock voting as a class:

•	authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to that series of preferred stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up of our affairs or reclassify any of our authorized capital stock into shares of that series of preferred stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase those shares, or

•	amend, alter or repeal the provisions of our charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of that series of preferred stock or the holders thereof.

A merger, consolidation or other similar event will not be deemed to have materially and adversely affected a series of preferred stock so long as the preferred stock remains outstanding with no material adverse change in the terms thereof, even though we may not be the surviving entity. In addition, (1) an increase in the amount of authorized preferred stock or the creation or issuance of any other series of preferred stock or (2) any increase in the amount of authorized shares of that series or any other series of preferred stock of an equal or junior rank will not be deemed to materially and adversely affect a series of preferred stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which a vote would otherwise be required shall be effected, we have redeemed, or called for the redemption of, all outstanding shares of that series of preferred stock and we have deposited sufficient funds in trust to effect the redemption.

Conversion Rights

If any series of preferred stock is convertible into common stock, the terms and conditions, if any, of that conversion will be set forth in the applicable prospectus supplement. The terms, if any, will include:

•	the number of shares of common stock into which the shares of preferred stock are convertible;

•	the conversion price or rate (or manner of calculation thereof);

•	the conversion period;

•	provisions as to whether conversion will be at the option of the holders of the preferred stock or us;

•	the events requiring an adjustment of the conversion price; and

•	the provisions affecting conversion in the event of the redemption of that series of preferred stock.

Restrictions on Transfer and Ownership

Our charter contains provisions which restrict the transfers of, and limit the direct or indirect beneficial ownership of, our capital stock. These provisions will affect any shares of preferred stock that we may issue from time to time. See “Restrictions on Transfers of Ownership” for a description of some of these provisions of our charter.

Transfer Agent

The transfer agent and registrar for our preferred stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEPOSITARY SHARES

The following is a general description of the depositary shares that we may offer from time to time. The particular terms of the depositary shares being offered and the extent to which such general provisions may apply will be set forth in the applicable prospectus supplement.

General

We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of a class of our preferred stock, as specified in the applicable prospectus supplement. We will deposit shares of preferred stock of each series represented by depositary shares under a separate deposit agreement among us, the applicable depositary and the holders from time to time of the depositary receipts. Generally, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of the particular series of shares of preferred stock represented by the appropriate depositary shares, to all the rights and preferences of those shares of preferred stock (including dividend, voting, conversion, redemption and liquidation rights). At May 31, 2005, we had no depositary shares issued or outstanding.

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following our issuance and delivery of our preferred stock to the depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts. Upon request we will provide you with copies of the applicable form of deposit agreement and depositary receipt.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of the applicable depositary receipts in proportion to the number of depositary receipts owned by such holder.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the appropriate record holders of depositary receipts. If the depositary determines that it is not feasible to make such distribution, then it may, with our approval, sell such property and distribute the net proceeds to the record holders.

Withdrawal of Shares

Generally, if a holder surrenders depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption), the holder will be entitled to receive at that office the number of whole or fractional shares of preferred stock and any money or other property represented by the depositary shares. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of shares of preferred stock represented by each depositary share as specified in the applicable prospectus supplement. Thereafter, holders of such preferred stock will not be entitled to receive depositary shares for the preferred stock. If a holder seeks to withdraw more depositary shares than are available, then the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

Whenever we redeem preferred stock held by the preferred stock depositary, the depositary will redeem as of the same redemption date the appropriate number of depositary shares, provided we shall have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends (except, with respect to noncumulative shares of preferred stock, dividends for the current dividend period only) to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock specified in the applicable prospectus supplement. If less than all the depositary shares are to be redeemed, the amount redeemed will be selected by the depositary by lot.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. All rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon such redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

Voting of the Underlying Preferred Stock

Upon receipt of notice of any meeting at which the holders of shares of preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the applicable depositary receipts. Each record holder of depositary receipts on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of shares of preferred stock represented by such holder’s depositary shares. The depositary will vote in accordance with such instructions, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting to the extent it does not receive specific instructions from the depositary receipts holders.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of a depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of applicable preferred stock, as set forth in the appropriate prospectus supplement.

Conversion of Preferred Stock

Our depositary shares, as such, are not convertible into shares of our common stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by their holders to the depositary with written instructions to the depositary to instruct us to cause conversion of the shares of represented preferred stock into whole shares of common stock or preferred stock, as the case may be, and we will agree that upon receipt of such instructions and any amounts payable, we will convert the depositary shares utilizing the same procedures as those provided for delivery of shares of preferred stock to effect such conversion. If the depositary shares are to be converted in part only, one or more new depositary receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

We and the depositary may, at any time, agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless that amendment has been approved by the existing holders of at least a majority of the depositary shares.

We may terminate the deposit agreement upon not less than 30 days’ prior written notice to the preferred stock depositary if:

•	the termination is to preserve our status as a REIT or

•	a majority of each class of preferred stock affected by the termination consents to the termination,

whereupon the depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts.

In addition, the deposit agreement will automatically terminate if:

•	all outstanding depositary shares shall have been redeemed;

•	there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of the applicable depositary receipts; or

•	each share of related preferred stock shall have been converted into capital stock not so represented by depositary shares.

Charges of Preferred Stock Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. However, unless otherwise specified in the applicable prospectus supplement, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so. We may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary, which must be appointed within 60 days after delivery of the notice of resignation or removal and, as in the case of the original preferred stock depositary, must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to holders of depositary receipts any reports and communications from us, including our annual reports and Exchange Act filings, which are received by the depositary with respect to the related preferred stock.

We, as well as the depositary, will not be liable if either of us is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performing our respective duties in good faith and without negligence, gross negligence or willful misconduct, and neither of us will be obligated to prosecute or defend any legal proceeding relating to any depositary receipts, depositary shares or shares of preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented by depositary receipts, holders of depositary receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

If the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on our claims, requests or instructions.

FEDERAL INCOME TAX CONSIDERATIONS

The following sections summarize the material federal income tax issues that you may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “—Taxation of Tax-Exempt U.S. Shareholders and U.S. Noteholders” below), financial institutions and broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Non-U.S. Shareholders and Non-U.S. Noteholders” below).

The statements in this section are based on the current federal income tax laws governing our qualification as a REIT. We cannot assure you that new laws, interpretations of laws or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We urge you to consult your own tax advisor regarding the specific federal, state, local, foreign and other tax consequences to you of purchasing, owning and disposing of our securities, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of the Company

We operate in a manner intended to preserve our status as a REIT. We elected to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code (the “Code”) for federal income tax purposes commencing with our taxable year ended December 31, 1997. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

In the opinion of our tax counsel, Pillsbury Winthrop Shaw Pittman LLP, (i) we qualified as a REIT under Sections 856 through 859 of the Code with respect to our taxable years ended through December 31, 2004; and (ii) we are organized in conformity with the requirements for qualification as a REIT under the Code, and our current method of operation and ownership will enable us to meet the requirements for qualification and taxation as a REIT for the current taxable year and for future taxable years, provided that we have operated and continue to operate in accordance with various assumptions and factual representations made by us concerning our business, properties and operations. We may not, however, have met or continue to meet such requirements. You should be aware that opinions of counsel are not binding on the IRS or any court. Our qualification as a REIT depends on our ability to meet, on a continuing basis, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within certain categories, the diversity of the ownership of our shares, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. Pillsbury Winthrop Shaw Pittman LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis. Accordingly, our actual operating results may not satisfy the qualification tests. For a discussion of the tax treatment of us and our shareholders if we fail to qualify as a REIT, see “—Requirements for REIT Qualification—Failure to Qualify.”

As a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation” (i.e., at both the corporate and stockholder levels) that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•	we will pay federal income tax on taxable income (including net capital gain) that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned;

•	we may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to our shareholders;

•	we will pay income tax at the highest corporate rate on (i) net income from the sale or other disposition of property acquired through foreclosure that we hold primarily for sale to customers in the ordinary course of business and (ii) other non-qualifying income from foreclosure property;

•	we will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business (“prohibited transactions”);

•	if we fail to satisfy the 75% gross income test or the 95% gross income test (as described below under “—Requirements for REIT Qualification—Income Tests”), but nonetheless continue to qualify as a REIT because we meet certain other requirements, we will pay a 100% tax on (i) the gross income attributable to the greater of the amount by which we fail, respectively, the 75% or 95% gross income test, multiplied, in either case, by (ii) a fraction intended to reflect our profitability;

•	beginning with our 2005 taxable year, if we fail, in more than a de minimis fashion, to satisfy one or more of the asset tests for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we may be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test;

•	beginning with our 2005 taxable year, if we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect, but we would also be required to pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements;

•	if we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount we actually distributed;

•	we may elect to retain and pay income tax on our net long-term capital gain; or

•	if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which we acquire a “carryover” basis in the asset (i.e., basis determined by reference to the C corporation’s basis in the asset (or another asset)), and we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset, we will pay tax at the highest regular corporate rate applicable on the lesser of (i) the amount of gain that we recognize at the time of the sale or disposition and (ii) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

Requirements for REIT Qualification

To qualify as a REIT, we must meet the following requirements:

(1)	we are managed by one or more trustees or directors;

(2)	our beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	we would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	we are neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5)	at least 100 persons are beneficial owners of our shares or ownership certificates;

(6)	not more than 50% in value of our outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (the “5/50 Rule”);

(7)	we elect to be a REIT (or have made such election for a previous taxable year) and satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

(8)	we use a calendar year for federal income tax purposes and comply with the record-keeping requirements of the Code and the related regulations of the U.S. Department of Treasury (“Treasury”); and

(9)	we meet certain other qualification tests, described below, regarding the nature of our income and assets.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated the 5/50 Rule, we will be deemed to have satisfied the 5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under Code Section 401(a), and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

We believe we have issued sufficient common shares with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our charter restricts the ownership and transfer of the common shares so that we should continue to satisfy requirements 5 and 6. The provisions of our charter restricting the ownership and transfer of the common shares are described in “Description of Common Stock—Restrictions on Transfers of Ownership.”

We currently have several direct corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, all of the capital stock of which is owned by the parent REIT, unless we and the subsidiary have jointly elected to have it treated as a “taxable REIT subsidiary,” in which case it is treated separately from us and will be subject to federal corporate income taxation. Thus, in applying the requirements described herein, any qualified REIT subsidiary of ours will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. We believe our direct corporate subsidiaries are qualified REIT subsidiaries, except for those which are taxable REIT subsidiaries. Accordingly, our qualified REIT subsidiaries are not subject to federal corporate income taxation, though they may be subject to state and local taxation.

A REIT is treated as owning its proportionate share of the assets of any partnership in which it is a partner and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of any partnership (or limited liability company treated as a partnership) in which we have acquired or will acquire an interest, directly or indirectly, including those of our operating partnership, are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT:

1)	At least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income (the “75% gross income test”). Qualifying income for purposes of the 75% gross income test includes “rents from real property,” interest on debt secured by mortgages on real property or on interests in real property, and dividends or other distributions on and gain from the sale of shares in other REITs; and

2)	At least 95% of our gross income (excluding gross income from prohibited transactions and certain real estate liability hedges) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing (the “95% gross income test”).

The following paragraphs discuss the specific application of these tests to us.

Rental Income. Our primary source of income derives from leasing properties. Rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property” (which is qualifying income for purposes of the 75% and 95% gross income tests) only if several conditions are met under the REIT tax rules:

•	The rent must not be based, in whole or in part, on the income or profits of any person although, generally, rent may be based on a fixed percentage or percentages of receipts or sales. We generally will not enter into any lease based in whole or part on the net income of any person, except in limited cases that should not jeopardize our status as a REIT;

•	Except in certain limited circumstances involving taxable REIT subsidiaries, neither we nor someone who owns 10% or more of our shares may own 10% or more of a tenant from whom we receive rent. Our ownership and the ownership of a tenant is determined based on direct, indirect and constructive ownership. The constructive ownership rules generally provide that if 10% or more in value of our shares are owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. The applicable attribution rules, however, are highly complex and difficult to apply, and we may inadvertently enter into leases with tenants who, through application of such rules, will constitute “related party tenants.” In such event, rent paid by the related party tenant will not qualify as “rents from real property,” which may jeopardize our status as a REIT. We will use our best efforts not to rent any property to a related party tenant (taking into account the applicable constructive ownership rules), unless we determine in our discretion that the rent received from such related party tenant will not jeopardize our status as a REIT. In the case of certain rent from a taxable REIT subsidiary which would otherwise be considered rent from a related party tenant, such rent will not be treated as related party tenant rent if the space leased to the taxable REIT subsidiary is part of a property at least 90 percent of which is rented to persons other than taxable REIT subsidiaries and related party tenants, and the amounts of rent paid to us by the taxable REIT subsidiary are substantially comparable to the rents paid by such other persons for comparable space. We receive rents from FSI, one of our indirect subsidiaries. Even though FSI files a consolidated return with one of our taxable REIT subsidiaries, the rents we receive from FSI will not be qualified rents. Nonqualified rents we receive from FSI and from tenants in which we constructively own a 10% or greater interest should not be in amounts sufficient to jeopardize our status as a REIT;

•	The rent attributable to any personal property leased in connection with a lease of property is no more than 15% of the total rent received under the lease. It is not expected that we will earn material amounts that do not qualify under this test; and

•	We generally must not operate or manage our property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue, or through a taxable REIT subsidiary. We may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant.” In addition, we may render directly a de minimis amount of “non-customary” services to the tenants of a property without disqualifying the income as “rents from real property,” as long as our income from the services does not exceed 1% of our income from the related property. We have not provided services to leased properties that have caused rents to be disqualified as rents from real property, and in the future, we intend that any services provided will not cause rents to be disqualified as rents from real property.

Based on the foregoing, we believe that rent from our leases should generally qualify as “rents from real property” for purposes of the 75% and 95% gross income tests, except in amounts that should not jeopardize our status as a REIT. As described above, however, the IRS may assert successfully a contrary position and, therefore, prevent us from qualifying as a REIT.

On an ongoing basis, we will use our best efforts not to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above, or where we determine that such rents will not jeopardize our status as a REIT);

•	rent any property to a related party tenant (taking into account the applicable constructive ownership rules and the exception for taxable REIT subsidiaries), except in cases where we determine in our discretion that the rent received from such related party tenant will not jeopardize our status as a REIT;

•	derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), except in amounts that will not jeopardize our status as a REIT; and

•	perform services considered to be rendered to the occupant of the property that generate rents exceeding 1% of all amounts received or accrued during the taxable year with respect to such property, other than through an independent contractor from whom we derive no revenue, through a taxable REIT subsidiary, or if the provision of such services will not jeopardize our status as a REIT.

Because the Code provisions applicable to REITs are complex, however, we may fail to meet one or more of the foregoing.

Tax on Income From Property Acquired in Foreclosure. We will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected to the production of such income. “Foreclosure property” is any real property including interests in real property and any personal property incident to such real property:

•	that is acquired by a REIT at a foreclosure sale, or having otherwise become the owner or in possession of the property by agreement or process of law, after a default (or imminent default) on a lease of such property or on a debt owed to the REIT secured by the property;

•	for which a related loan was acquired by the REIT at a time when default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where it takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Generally, property acquired as described above ceases to be foreclosure property on the earlier of:

•	the last day of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury);

•	the first day on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test;

•	the first day on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent); or

•	the first day that is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income).

Tax on Prohibited Transactions. A REIT will incur a 100% tax on net income derived from any “prohibited transaction.” A “prohibited transaction” generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets we are treated as holding are held for sale to customers and that a sale of any such asset would not be in the ordinary course of its business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. We and our subsidiaries (other than taxable REIT subsidiaries) hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties, and to make occasional sales of the properties as are consistent with our investment objectives. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Tax and Deduction Limits on Certain Transactions with Taxable REIT Subsidiaries. A REIT will incur a 100% tax on certain transactions between a REIT and a taxable REIT subsidiary to the extent the transactions are not on an arms-length basis. In addition, under certain circumstances the interest paid by a taxable REIT subsidiary to the REIT may not be deductible by the taxable REIT subsidiary. We believe that none of the transactions we have had with our taxable REIT subsidiaries will give rise to the 100% tax and that none of our taxable REIT subsidiaries will be subject to the interest deduction limits.

Relief from Consequences of Failing to Meet Income Tests. If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, and we attach a schedule of the sources of our income to our tax return. We may not qualify for the relief provisions in all circumstances. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive causes us to exceed the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. In addition, as discussed above in “—Taxation of the Company,” even if the relief provisions apply, we would incur a 100% tax on gross income to the extent we fail the 75% or 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect our profitability.

Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

•	At least 75% of the value of our total assets must consist of cash or cash items (including certain receivables), government securities, “real estate assets,” or qualifying temporary investments (the “75% asset test”).

•	“Real estate assets” include interests in real property, interests in mortgages on real property and stock in other REITs. We believe that our properties qualify as real estate assets.

•	“Interests in real property” include an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property).

•	Qualifying temporary investments are investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity or long-term (at least five-year) debt offerings.

•	For investments not included in the 75% asset test, (A) the value of our interest in any one issuer’s securities (which does not include our equity ownership of other REITs, any qualified REIT subsidiary, or any taxable REIT subsidiary) may not exceed 5% of the value of our total assets (the “5% asset test”), (B) we generally may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, which does not include our equity ownership in other REITs, any qualified REIT subsidiary, or any taxable REIT subsidiary (the “10% asset test”), and (C) the value of our securities in one or more taxable REIT subsidiaries may not exceed 20% of the value of our total assets.

We intend to select future investments so as to comply with the asset tests.

If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (i) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (ii) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Relief from Consequences of Failing to Meet Asset Tests. Beginning with our 2005 taxable year, if we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions generally are available for failures of the 5% asset test and the 10% asset test if (i) the failure is due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10 million, and the failure is corrected within 6 months following the quarter in which it was discovered, or (ii) the failure is due to ownership of assets that exceed the amount in (i) above, the failure is due to reasonable cause and not due to willful neglect, we file a schedule with a description of each asset causing the failure in accordance with regulations prescribed by the Treasury, the failure is corrected within 6 months following the quarter in which it was discovered, and we pay a tax consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test. We may not qualify for the relief provisions in all circumstances.

Distribution Requirements. Each taxable year, we must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to our shareholders in an aggregate amount at least equal to (1) the sum of 90% of (A) our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (B) our net income (after tax), if any, from foreclosure property, minus (2) certain items of non-cash income.

We generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax at regular corporate rates on taxable income (including net capital gain) that we do not distribute to shareholders. Furthermore, we will incur a 4% nondeductible excise tax if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods. The excise tax is on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “— Taxation of Taxable U.S. Shareholders and U.S. Noteholders.” For purposes of the 4% excise tax, we will be treated as having distributed any such retained amount. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue preferred shares or additional common shares.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying deficiency dividends to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Record-Keeping Requirements. We must maintain certain records to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis certain information from our shareholders designed to disclose the actual ownership of our outstanding stock. We have complied, and we intend to continue to comply, with such requirements.

Relief from Other Failures of the REIT Qualification Provisions. Beginning with our 2005 taxable year, if we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. We may not qualify for this relief provision in all circumstances.

Failure to Qualify. If we fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our earnings and profits, all distributions to shareholders would be taxable as ordinary income. Such distributions would, however, be “qualified dividend income,” which is taxable at long-term capital gain rates for individual stockholders. Furthermore, subject to certain limitations of the Code, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders and U.S. Noteholders

As used herein, the term “U.S. shareholder” means a holder of our common or preferred shares, and “U.S. noteholder” means a holder of our notes or other debt securities, that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury Regulations, some trusts in existence on August 20, 1996, and treated as U.S. persons prior to this date that elect to continue to be treated as U.S. persons, shall be considered U.S. shareholders.

If a partnership, including an entity that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of our securities, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

For U.S. federal income tax purposes, holders of depositary share receipts will be treated as if they held the equivalent fraction of the underlying preferred shares. Accordingly, the discussion below of the consequences of holding our preferred shares applies equally to holders of our depositary receipts.

Dividends and Other U.S. Shareholder Distributions. As long as we qualify as a REIT, a taxable U.S. shareholder must account for tax purposes distributions on our common or preferred shares out of our current or accumulated earnings and profits (and that we do not designate as capital gain dividends or retained long-term capital gain) as ordinary income. Such distributions will not qualify for the dividends received deduction generally available to corporations.

In determining the extent to which a distribution constitutes a dividend for federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares and then to distributions with respect to our common shares. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to our shareholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of each class or series of preferred shares will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid to the holders of such class or series of preferred shares for the year and the denominator of which will be the total dividends paid to the holders of all classes of our shares for the year. The remainder of the designated capital gain dividends will be allocable to holders of our common shares.

A U.S. shareholder will recognize distributions that we designate as capital gain dividends as long-term capital gain (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. shareholder has held its common shares. See “—Capital Gains and Losses” below. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. shareholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. shareholder’s common and/or preferred shares. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such shares. To the extent a distribution exceeds both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in its shares, the U.S. shareholder will recognize long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year. We will notify U.S. shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.

Taxation of U.S. Shareholders on the Sale or Exchange of Common Shares or Preferred Shares. In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of common or preferred shares as long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common or preferred shares held by such shareholder for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss a U.S. shareholder realizes upon a taxable disposition of common or preferred shares may be disallowed if the U.S. shareholder purchases substantially identical shares within the 61-day period beginning 30 days before and ending 30 days after the disposition.

Redemption of Preferred Shares. The treatment accorded to any redemption by us for cash (as distinguished from a sale, exchange or other disposition) of preferred shares can only be determined on the basis of particular facts as to each holder at the time of redemption. In general, a holder of preferred shares will recognize capital gain or loss measured by the difference between the amount received by the holder of preferred shares upon the redemption and such holder’s adjusted tax basis in the preferred shares redeemed (provided the preferred shares are held as a capital asset) if such redemption (i) results in a “complete termination” of the holder’s interest in all classes of our shares under Section 302(b)(3) of the Code, (ii) is “substantially disproportionate” with respect to the holder’s interest in our shares under Section 302(b)(2) of the Code (which will not be the case if only nonvoting preferred shares are redeemed), or (iii) is “not essentially equivalent to a dividend” with respect to the holder of preferred shares under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only the preferred shares owned by the holder, but also such holder’s ownership of common shares and any other options (including share purchase rights) to acquire any of the foregoing. The holder of preferred shares also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

If a particular holder of preferred shares owns (actually or constructively) none of our common shares or an insubstantial percentage of our outstanding common shares, then based upon current law, it is probable that the redemption of preferred shares from such a holder would be considered “not essentially equivalent to a dividend.” However, whether a dividend is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and a holder of preferred shares intending to rely on any of these tests at the time of redemption should consult the holder’s own tax advisor to determine their application to the holder’s particular situation. If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the preferred shares will be treated as a distribution on the preferred shares. If the redemption is taxed as a dividend, the holder’s adjusted tax basis in the preferred shares will be transferred to any other shares held by the holder. If the holder of preferred shares owns none of our other shares, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

Proposed Treasury Regulations would, if adopted, alter the method for recovering a holder’s adjusted tax basis in any of our shares redeemed in a dividend equivalent redemption. Under the Proposed Treasury Regulations, a holder would be treated as realizing a capital loss on the date of the dividend equivalent redemption equal to the adjusted tax basis of the shares redeemed, subject to adjustments. The recognition of such loss would generally be deferred until the occurrence of specified events, such as, for example, the holder’s ceasing to actually or constructively own any shares. There can be no assurance that the Proposed Treasury Regulations will be adopted, or that they will be adopted in their current form.

Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate on ordinary income exceeds the maximum tax rate on long-term capital gain applicable to non-corporate taxpayers. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property” (i.e., depreciable real property) is, to the extent that such gain would have been treated as ordinary income if the property were “Section 1245 property,” higher than the maximum long-term capital gain rate otherwise applicable. With respect to distributions that we designate as capital gain dividends and any retained capital gain that is deemed to be distributed, we may designate (subject to certain limits) whether such a distribution is taxable to our non-corporate shareholders at the lower or higher rate. The tax rate differential between capital gain and ordinary income for non-corporate taxpayers is significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer generally may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Current Tax Rates. The maximum tax rate on the long-term capital gains of domestic non-corporate taxpayers is 15% for taxable years beginning on or before December 31, 2008. The tax rate on “qualified dividend income” is the same as the maximum capital gains rate, and is substantially lower than the maximum tax rate on ordinary income. Because, as a REIT, we are not generally subject to tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our distributions are not generally eligible for the tax rate on qualified dividend income. As a result, our ordinary REIT distributions are taxed at the higher tax rates applicable to ordinary income. However, the 15% rate does generally apply to:

•	a U.S. shareholder’s long-term capital gain, if any, recognized on the disposition of our shares;

•	distributions we designate as long-term capital gain dividends (except to the extent attributable to Section 1250 property, in which case the 25% tax rate applies);

•	distributions attributable to dividends we receive from non-REIT corporations (including our taxable REIT subsidiaries); and

•	distributions to the extent attributable to income upon which we have paid corporate tax (for example, the tax we would pay if we distributed less than all of our taxable REIT income).

Without legislation, the maximum tax rate on long-term capital gains will increase to 20% in 2009, and qualified dividend income will no longer be taxed at a preferential rate compared to ordinary income.

Interest on Debt Securities. A U.S. noteholder generally will be required to report interest earned on a debt instrument as ordinary income in accordance with the U.S. noteholder’s method of tax accounting. In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as “original issue discount” over the term of the instrument.

Disposition of Debt Securities. Upon the sale, exchange, redemption, retirement, repurchase or other disposition of a debt security, a U.S. noteholder who acquired the security upon its issuance will generally recognize capital gain or loss equal to the difference (if any) between the amount realized (other than amounts attributable to accrued but unpaid stated interest which will be taxable as ordinary income) and such U.S. noteholder’s tax basis in the security. The U.S. noteholder’s tax basis for a debt security generally will be the purchase price for the security. Such gain or loss shall be treated as long-term capital gain or loss if the security was held for more than one year. Subject to limited exceptions, capital losses cannot be used to offset a U.S. noteholder’s ordinary income.

The discussion in the preceding paragraph will apply if the purchase price of the debt securities consists entirely of cash. If any part of the purchase price for convertible debt securities we issue consists of our common shares (excluding cash representing accrued interest and any cash in lieu of a fractional common share), the federal income tax consequences will be as described below in “ Conversion of Convertible Debt Securities.”

Conversion of Convertible Debt Securities. Should we issue convertible debt securities, a U.S. noteholder generally should not recognize income, gain or loss upon conversion of such debt securities solely into our common shares of beneficial interest, except with respect to cash received in lieu of fractional shares or to the extent that any common shares received are considered attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary interest income. The U.S. noteholder’s tax basis in the common shares received on conversion should be the same as the holder’s adjusted tax basis in the debt securities exchanged therefore at the time of conversion (reduced by any tax basis allocable to a fractional share), and the holding period for the common shares received on conversion should include the holding period of the securities that were converted. However, a U.S. noteholder’s tax basis in common shares considered attributable to accrued but unpaid interest not previously included in income shall equal the amount of such interest, and the holding period for such shares will begin on the date of conversion. Cash received in lieu of a fractional common share upon conversion of the debt securities into common shares will generally be treated as a payment in exchange for the fractional share.

Accordingly, the receipt of cash in lieu of a fractional common share generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the holder’s adjusted tax basis in the fractional share. The gain or loss recognized by a U.S. noteholder with respect to cash received in lieu of a fractional common share upon conversion of debt securities into common shares will be long-term capital gain or loss if the holder held the securities for more than one year at the time of such conversion.

If we satisfy the conversion obligation in part cash and part common shares, the holder will recognize gain realized in the exchange to the extent of cash received, but no loss will be recognized on such conversion. The holder’s tax basis in the common shares permitted to be received tax-free will equal the holder’s tax basis in the corresponding debt security less the amount of cash received plus the amount of gain recognized on the conversion. The holder’s holding period for the common shares received will include the holding period for the corresponding debt security. Alternatively, in the event that we satisfy the conversion obligation entirely in cash, the holder will recognize gain or loss equal to the difference between the proceeds received by such holder (excluding amounts allocated to interest) and the holder’s adjusted tax basis in the debt security. See “— Disposition of Debt Securities” above.

Adjustment of Conversion Rate. The conversion rate of convertible debt securities may be subject to adjustment under certain circumstances. Certain adjustments to (or the failure to make such adjustments to) the conversion rate of convertible debt securities that increase a U.S. noteholder’s proportionate interest in our assets or earnings and profits may result in a taxable constructive distribution to the holder, whether or not the holder ever converts the securities. This could occur, for example, if the conversion rate is adjusted to compensate holders of convertible debt securities for distributions of cash or property to our shareholders. Such constructive distribution will be treated as a dividend for tax purposes, resulting in ordinary income, to the extent of our current or accumulated earnings and profits. As a result, U.S. noteholders could have taxable income as a result of an event pursuant to which they receive no cash or property. Generally, a U.S. noteholder’s tax basis in a convertible debt security will be increased to the extent any such constructive distribution is treated as a dividend. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion rate of the convertible debt securities that increases the proportionate interest of the holders of outstanding common shares in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common shares generally will be treated as a constructive distribution to such holders of common shares, taxable as described above.

Information Reporting Requirements and Back-up Withholding. We will report to our shareholders and noteholders and to the IRS the amount of distributions or interest we pay during each calendar year, and the amount of tax we withhold, if any. Under the back-up withholding rules, a U.S. shareholder or U.S. noteholder may be subject to back-up withholding (at the rate of 28% through December 31, 2010 and thereafter at a rate of 31%) with respect to distributions or interest payments unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from back-up withholding, and otherwise complies with the applicable requirements of the back-up withholding rules. A U.S. shareholder or U.S. noteholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as back-up withholding will be creditable against the holder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. Information reporting and back-up withholding also generally applies to payment of the proceeds of a sale or other disposition of our securities before maturity.

Taxation of Tax-Exempt U.S. Shareholders and U.S. Noteholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities (“exempt organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to exempt organizations on our shares generally should not constitute UBTI. Furthermore, interest income generally does not constitute UBTI. However, if an exempt organization were to finance its acquisition of our securities with debt, a portion of the income that they receive from us would constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions and other income that they receive from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our securities. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares is required to treat a percentage of the dividends that it receives from us as UBTI (the “UBTI Percentage”). The UBTI Percentage is equal to the gross income we derive from an unrelated trade or business (determined as if it were a pension trust) divided by our total gross income for the year in which we pay the dividends. The UBTI rule applies to a pension trust holding more than 10% of our shares only if:

•	the UBTI Percentage is at least 5%;

•	we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

•	we are a “pension-held REIT” (i.e., either (1) one pension trust owns more than 25% of the value of our shares or (2) a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares).

Tax-exempt entities will be subject to the rules described above under the heading “—Taxation of Taxable U.S. Shareholders and U.S. Noteholders” concerning the inclusion of our designated undistributed net capital gains in the income of our shareholders. Thus, such entities will, after satisfying filing requirements, be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

Taxation of Non-U.S. Shareholders and Non-U.S. Noteholders

The rules governing U.S. federal income taxation of non-U.S. shareholders and non-U.S. noteholders are complex. This section is only a summary of such rules. We urge non-U.S. holders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our securities, including any reporting requirements. As used herein, the term “non-U.S. shareholder” means any beneficial owner of our shares that is not a U.S. shareholder, and the term “non-U.S. noteholder” means any beneficial owner of our debt securities that is not a U.S. noteholder.

Ordinary Dividends. A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of United States real property interests (as defined below) and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a non-U.S. corporation). We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless (i) a lower treaty rate applies and the non-U.S. shareholder (or beneficial owner in the case of shares owned through a pass-through entity that is not acting as a withholding foreign partnership or trust) provides IRS Form W-8BEN to us evidencing eligibility for that reduced rate, (ii) the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income, or (iii) the non-U.S. shareholder holds shares through a “qualified intermediary” that has elected to perform any necessary withholding itself.

Return of Capital. A non-U.S. shareholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its common or preferred shares. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax to the extent a distribution exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution just as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Capital Gain Dividends. Provided a non-U.S. shareholder owns common or preferred shares that are “regularly traded” on an established securities market in the United States, and the non-U.S. shareholder does not own more than 5% of such class of stock at any time during the taxable year, amounts designated as capital gains from our sale or exchange of “U.S. real property interests” (defined below) are treated as an ordinary dividend taxable as described above under “—Ordinary Dividends.”

If the foregoing exceptions do not apply, for example because the non-U.S. shareholder owns more than 5% of a class of our stock, the non-U.S. shareholder incurs tax on distributions on his shares of that class of stock that are attributable to gain from our sale or exchange of “U.S. real property interests” under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). The term “U.S. real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and mortgage-backed securities. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A corporate non-U.S. shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on distributions subject to FIRPTA. We must withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we make a distribution and later designate it as a capital gain dividend, then (although such distribution may be taxable to a non-U.S. shareholder) it is not subject to withholding under FIRPTA. Instead, we must make-up the 35% FIRPTA withholding from distributions made after the designation, until the amount of distributions withheld at 35% equals the amount of the distribution designated as a capital gain dividend. A non-U.S. shareholder may receive a credit against its FIRPTA tax liability for the amount we withhold.

Distributions to a non-U.S. shareholder that we designate at the time of distribution as capital gain dividends that are not attributable to or treated as attributable to our disposition of a United States real property interest generally will not be subject to U.S. federal income taxation, except as described below under “— Sale of Shares.”

Sale of Shares. A non-U.S. shareholder generally will not incur tax under FIRPTA on gain from the sale of its common or preferred shares as long as we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period non-U.S. persons held, directly or indirectly, less than 50% in value of the stock. We anticipate that we will continue to be a “domestically controlled REIT.” In addition, a non-U.S. shareholder that owns, actually or constructively, 5% or less of the outstanding shares in that class of shares at all times during a specified testing period will not incur tax under FIRPTA if the shares in that class are “regularly traded” on an established securities market. If neither of these exceptions were to apply, the gain on the sale of the shares would be taxed under FIRPTA, in which case a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

A non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year, in which case the non-U.S. shareholder will incur a 30% tax on the shareholder’s capital gains. Capital gains dividends not subject to FIRPTA will be subject to similar rules.

Back-up Withholding on Non-U.S. Shareholders. Back-up withholding (which generally is withholding at the rate of 28% through December 31, 2010, and thereafter at a rate of 31%, on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions to a non-U.S. shareholder provided that the non-U.S. shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. As a general matter, back-up withholding and information reporting will not apply to a payment of the proceeds of a sale of shares effected at a foreign office of a foreign broker. Information reporting (but not back-up withholding) will apply, however, to a payment of the proceeds of a sale of shares by a foreign office of a broker that:

•	is a U.S. person;

•	derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the U.S.;

•	is a “controlled foreign corporation” for U.S. tax purposes (generally, a foreign corporation controlled by United States persons); or

•	that is a foreign partnership, if at any time during its tax year 50% or more of its income or capital interest are held by U.S. persons or if it is engaged in the conduct of a trade or business in the U.S., unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment of the proceeds of a sale of shares effected at a U.S. office of a broker is subject to both back-up withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. Back-up withholding is not an additional tax. A non-U.S. shareholder may obtain a refund of excess amounts withheld under the back-up withholding rules by filing the appropriate claim for refund with the IRS.

Treatment of Debt Securities. A non-U.S. noteholder generally will not be subject to U.S. federal income or withholding tax on payments of interest on a debt security, provided that

•	the non-U.S. noteholder is not:

•	a direct or indirect owner of 10% or more of the total voting power of all our voting shares;

•	a “controlled foreign corporation” for U.S. tax purposes (generally, a foreign corporation controlled by United States persons) that is related (directly or indirectly) to us through share ownership; or

•	a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of business;

•	such interest payments are not effectively connected with the conduct by the non-U.S. noteholder of a trade or business within the United States; and

•	we or our paying agent receives certain information from the non-U.S. noteholder (or a financial institution that holds the debt securities in the ordinary course of its trade or business) certifying that such holder is a non-U.S. noteholder.

If interest on a debt security is effectively connected with the conduct by a non-U.S. noteholder of a trade or business in the U.S., such income generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if realized by corporate holders, may also be subject to a 30% branch profits tax). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest or of the disposition proceeds will not be subject to U.S. withholding tax so long as the non-U.S. noteholder provides us or the paying agent with an IRS Form W-8ECI.

A non-U.S. noteholder generally will not be subject to U.S. federal income or withholding tax on the conversion of a convertible debt security into our common shares. To the extent a non-U.S. noteholder recognizes any gain as a result of the receipt of cash (including the receipt of cash in lieu of a fractional common share upon conversion), such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of shares or debt securities. To the extent that a non-U.S. noteholder receives upon conversion any common shares attributable to accrued but unpaid interest not previously included in income, such shares would be subject to the rules described above for interest.

The conversion rate of convertible debt securities may be subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution to non-U.S. noteholders of the securities. See “—Taxation of Taxable U.S. Shareholders and U.S. Noteholders—Adjustment of Conversion Rate” above. In such case, the deemed distribution would be subject to the rules described above under the heading “—Ordinary Dividends” regarding taxation and withholding of U.S. federal tax on dividends in respect of our shares. Any resulting withholding tax attributable to deemed dividends would be collected from interest payments made on the convertible debt securities.

Generally a non-U.S. noteholder will not be subject to U.S. federal income or withholding tax on gains from the sale or other taxable disposition of a debt security unless:

•	such gains are effectively connected with the conduct by the non-U.S. noteholder of a trade or business within the U.S. and, if the non-U.S. noteholder is entitled to the benefits under an applicable tax treaty, is attributable to a permanent establishment or a fixed base in the U.S.;

•	such non-U.S. noteholder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and meets certain other requirements; or

•	the non-U.S. noteholder is subject to back-up withholding as a result of failing to provide to the selling broker evidence establishing such holder’s status as a non-U.S. holder, if required.

If the first bullet point applies, a non-U.S. noteholder generally will be subject to U.S. federal income tax with respect to such gain (and non-U.S. noteholders that are corporations may also be subject to a 30% branch profits tax), unless an applicable income tax treaty provides otherwise. If the second bullet point applies, the non-U.S. noteholder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of the debt securities) exceed capital losses allocable to U.S. sources. If the third bullet point applies, the non-U.S. noteholder generally will be subject to back-up withholding in a manner similar to U.S. noteholders. See “—Taxation of Taxable U.S. Shareholders and U.S. Noteholders—Information Reporting Requirements and Back-up Withholding.”

Other Tax Considerations

State and Local Taxes. We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our securities.

PLAN OF DISTRIBUTION

We may sell our securities to one or more underwriters for public offering and sale by them or may sell the offered securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the offered securities will be named in the applicable prospectus supplement.

Underwriters may offer and sell our securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale, or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell our securities upon the terms and conditions set forth in an applicable prospectus supplement. In connection with the sale of our securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of our securities for whom they may act as agent. Underwriters may sell our securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions from the underwriters or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation we pay to underwriters or agents in connection with the offering of our securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the our securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase our securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to contracts shall be not less or more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except (i) the purchase by an institution of the offered securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of our securities less the principal amount thereof covered by contracts.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

The securities may or may not be listed on a national securities exchange or traded in the over-the-counter market. No assurance can be given as to the liquidity of the trading market for any such securities.

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, the SEC rules may limit the ability of any such underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offerings (in other words, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of any over-allotment option described in the prospectus supplement. The representatives of the underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the securities to the extent that it discourages resales of the securities. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, the representatives of any underwriters may determine not to engage in such transactions or that such transactions, once commenced, may be discontinued without notice.

Underwriters and agents in any distribution contemplated hereby, including but not limited to “at the market” equity offerings, may from time to time include Cantor Fitzgerald & Co. Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on the New York Stock Exchange, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. “At the market” offerings may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part.

LEGAL MATTERS

The validity of our securities will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, a limited liability partnership including professional corporations. In addition, the description of federal income tax consequences contained in this prospectus under “Federal Income Tax Considerations” is, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, the opinion of Pillsbury Winthrop Shaw Pittman LLP.

EXPERTS

The financial statements of CNL Restaurant Properties, Inc. incorporated in this prospectus by reference to Trustreet Properties, Inc.’s Current Report on Form 8-K/A dated March 4, 2005 and filed with the SEC on June 13, 2005 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of the CNL Income Funds included on page F-79 of Trustreet Properties, Inc.’s Current Report on Form 8-K/A dated February 25, 2005 and filed with the SEC on March 8, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements, related consolidated financial statement schedules and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the U.S. Restaurant Properties, Inc. Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedules and include explanatory paragraphs referring to changes in the methods of accounting for discontinued operations in 2002 and asset retirement obligations in 2003 as required by Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and SFAS No. 143, Accounting for Asset Retirement Obligations, respectively, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The information in this prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 8, 2005

Trustreet Properties, Inc.

5,200,000 Shares of Common Stock

This prospectus supplement relates to the issuance and sale of up to 5,200,000 shares of our common stock from time to time through our sales agent, Cantor Fitzgerald & Co. These sales, if any, will be made pursuant to the terms of the sales agreement between us and the sales agent, the form of which is an exhibit to the registration statement of which the accompanying prospectus is a part and is incorporated herein by reference.

Our common stock trades on the New York Stock Exchange (NYSE) under the symbol “TSY.” Sales of shares of our common stock under this prospectus supplement, if any, may be made in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, as amended, which includes sales made directly on the NYSE, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. The sales agent will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between the sales agent and us. On July 5, 2005, the last reported sales price of our common stock on the NYSE was $16.98 per share.

The compensation to the sales agent for sales of common stock sold pursuant to the sales agreement will be 2.75% of the gross proceeds of the sales price per share of the first three million shares of common stock sold and 2.25% of the gross proceeds of the sales price per share of the shares of common stock sold in excess of three million shares. The net proceeds from any sales under this prospectus [supplement] will be used as described under “Use of Proceeds” in the prospectus.

In connection with the sale of common stock on our behalf, the sales agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of the sales agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

You should carefully read and consider the “ Risk Factors” beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is                     , 2005.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Set forth below are the amounts of fees and expenses (other than underwriting discounts and commissions) we will pay in connection with the offering of our securities. All amounts set forth below, with the exception of the SEC Registration Fee, are estimated.

SEC Registration Fee	$102,808	(1)
Printing and Mailing Costs	$400,000
Accounting Fees and Expenses	$200,000
Legal Fees and Expenses	$350,000
Listing Fees	$175,000
Blue Sky Fees and Expenses	$5,000
Miscellaneous	$100,000

Total	$1,332,808	(1)

(1)	Includes registration fees of $35,409 which were previously paid with respect to securities registered under Registration Statement No. 333-66371.

Item 15. Indemnification of Directors and Officers

Our charter provides that the liability of our directors and officers for money damages shall be eliminated to the maximum extent permitted by Maryland law. Under current Maryland law, the directors are liable to us or our stockholders for money damages only for liability resulting from (i) acts or omissions committed in bad faith or involving active and deliberate dishonesty that were material to the cause of action adjudicated, as established by a final judgment, (ii) actual receipt of an improper benefit or profit in money, property or services or (iii) in the case of a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Our charter also provides that no amendment thereto may limit or eliminate this limitation of liability with respect to events occurring prior to the effective date of such amendment.

Our charter and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Maryland law. Under current Maryland law, we will indemnify (i) any director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he was made a party by reason of his service in that capacity, against reasonable expenses incurred by him in connection with the proceeding and (ii) any present or former director or officer against any claim or liability unless it is established that (a) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (b) he actually received an improper personal benefit in money, property or services; or (c) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful.

In addition, our bylaws require us to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer or any person who is or was serving at our request as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise, who is made a party to a proceeding by reason of his status as a director, officer, partner or trustee, to the maximum extent permitted by Maryland law. Current Maryland law requires that we shall have received, before providing any such payment or reimbursement, (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by Maryland law and our bylaws and (ii) a written undertaking by or on the director’s behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. Our bylaws also permit us to provide indemnification, payment or reimbursement of expenses to any of our employees or agents in such capacity.

Item 16. Exhibits

The following exhibits, as noted, are filed herewith, previously have been filed, or will be filed by amendment.

Exhibit No.	Description
1.1	Form of Underwriting Agreement for Debt Securities*

1.2	Form of Underwriting Agreement for Equity Securities*

1.3	Form of Underwriting Agreement for Preferred Securities*

1.4	Form of Underwriting Agreement for Preferred Securities and Depositary Shares*

1.5	Controlled Equity Offering Sales Agreement with Cantor Fitzgerald & Co.**

2.1	Agreement and Plan of Merger by and between the Registrant and CNL Restaurant Properties, Inc., dated as of August 9, 2004 (Filed as Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on December 29, 2004 and incorporated herein by reference)

2.2	Form of Agreement and Plan of Merger among the U.S. Restaurant Properties, Inc., a separate, wholly-owned subsidiary of the operating partnership of the Registrant and each CNL Income Fund (Filed as Exhibit 2.2 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on December 29, 2004 and incorporated herein by reference)

4.1	Articles of Amendment to Articles of Restatement of the Company (Filed as Exhibit 3.1 to the Registrant’s Form 10-Q for the fiscal quarter ended March 31, 2005 and hereby incorporated by reference)

4.2	Second Amended And Restated Bylaws of the Registrant (Filed as Exhibit 3.2 to the Registrant’s Form 8-K filed with the SEC on March 3, 2005 and incorporated herein by reference)

4.3	Specimen Common Stock Certificate (Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4 filed with SEC on April 18, 1997 and incorporated herein by reference)

4.4	Form of Subordinated Indenture**

4.5	Form of Senior Indenture**

4.6	Form of Subordinated Indenture Security (included in Exhibit 4.4)

4.7	Form of Senior Indenture Security (included in Exhibit 4.5)

4.8	Form of Certificate for Preferred Stock*

4.9	Form of Deposit Agreement and Depositary Receipt**

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP, including consent**

8.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding Tax Matters, including consent**

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges**

12.2	Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends**

23.1	Consent of PricewaterhouseCoopers LLP**

23.2	Consent of PricewaterhouseCoopers LLP**

23.3	Consent of Deloitte & Touche LLP**

23.4	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibits 5.1 and 8.1)

24.1	Power of Attorney (contained on the signature page hereto)

25.1	Statement of Eligibility of Trustee on Form T-1*

*	To be filed by amendment or incorporated by reference in connection with the offering of the offered securities
**	Previously filed

Item 17. Undertakings.

(a)	The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	We hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on July 8, 2005.

Trustreet Properties, Inc.
(Registrant)

By:	/s/ James M. Seneff, Jr.
James M. Seneff, Jr.
Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 8, 2005.

Signature	Title
/s/ James M. Seneff, Jr.	Chairman of the Board
James M. Seneff, Jr.

/s/ Curtis B. McWilliams*	President, Chief Executive Officer and Director
Curtis B. McWilliams

/s/ Steven D. Shackelford	Executive Vice President, Chief Financial Officer, Secretary and Principal Accounting Officer
Steven D. Shackelford

/s/ Robert A. Bourne*	Director
Robert A. Bourne

/s/ G. Steven Dawson*	Director
G. Steven Dawson

/s/ G. Richard Hostetter*	Director
G. Richard Hostetter

/s/ Richard C. Huseman*	Director
Richard C. Huseman

/s/ James H. Kropp*	Director
James H. Kropp

/s/ J. Joseph Kruse*	Director
J. Joseph Kruse

/s/ Robert J. Stetson*	Director
Robert J. Stetson

*By:	/s/ Steven D. Shackelford
Attorney-in-fact

EXHIBITS

Exhibit No.	Description
1.1	Form of Underwriting Agreement for Debt Securities*

1.2	Form of Underwriting Agreement for Equity Securities*

1.3	Form of Underwriting Agreement for Preferred Securities*

1.4	Form of Underwriting Agreement for Preferred Securities and Depositary Shares*

1.5	Controlled Equity Offering Sales Agreement with Cantor Fitzgerald & Co.**

2.1	Agreement and Plan of Merger by and between the Registrant and CNL Restaurant Properties, Inc., dated as of August 9, 2004 (Filed as Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on December 29, 2004 and incorporated herein by reference)

2.2	Form of Agreement and Plan of Merger among the U.S. Restaurant Properties, Inc., a separate, wholly-owned subsidiary of the operating partnership of the Registrant and each CNL Income Fund (Filed as Exhibit 2.2 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on December 29, 2004 and incorporated herein by reference)

4.1	Articles of Amendment to Articles of Restatement of the Company (Filed as Exhibit 3.1 to the Registrant’s Form 10-Q for the fiscal quarter ended March 31, 2005 and hereby incorporated by reference)

4.2	Second Amended And Restated Bylaws of the Registrant (Filed as Exhibit 3.2 to the Registrant’s Form 8-K filed with the SEC on March 3, 2005 and incorporated herein by reference)

4.3	Specimen Common Stock Certificate (Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4 filed with SEC on April 18, 1997 and incorporated herein by reference)

4.4	Form of Subordinated Indenture**

4.5	Form of Senior Indenture**

4.6	Form of Subordinated Indenture Security (included in Exhibit 4.4)

4.7	Form of Senior Indenture Security (included in Exhibit 4.5)

4.8	Form of Certificate for Preferred Stock*

4.9	Form of Deposit Agreement and Depositary Receipt**

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP, including consent**

8.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding Tax Matters, including consent**

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges**

12.2	Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends**

23.1	Consent of PricewaterhouseCoopers LLP**

23.2	Consent of PricewaterhouseCoopers LLP**

23.3	Consent of Deloitte & Touche LLP**

23.4	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibits 5.1 and 8.1)

24.1	Power of Attorney (contained on the signature page hereto)

25.1	Statement of Eligibility of Trustee on Form T-1*

*	To be filed by amendment or incorporated by reference in connection with the offering of the offered securities
**	Previously filed